Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-271429

Prospectus

Distribution of 49,514,526 Common Shares and
13,157 7.0% Series D Cumulative Convertible Perpetual Preferred Stock* of
OCEANPAL INC.
to Stockholders of Diana Shipping Inc.
We are furnishing this prospectus to stockholders of Diana Shipping Inc. ("Diana Shipping"). As partial consideration for our purchase of the m/v Melia from Diana Shipping, we issued 13,157 shares of our 7.0% Series D Cumulative Convertible Perpetual Preferred stock (the "Series D Preferred Stock") to Diana Shipping. Diana Shipping has advised us that it intends to exercise its right to convert shares of the Series D Preferred Stock into shares of our common stock (the "Common Shares") in accordance with the Statement of Designations defining the rights, terms and preferences of the Series D Preferred Stock at a conversion price of $0.26572 as of May 10, 2023. Following the conversion of the Series D Preferred Stock, Diana Shipping intends to distribute all of the Common Shares issued upon the conversion of the Series D Preferred Stock to its stockholders of record as of April 24, 2023 (the "Record Date"), on a pro rata basis (the "Distribution").
In connection with the Distribution, Diana Shipping will allow its shareholders of record as of the Record Date to elect to receive the number of shares of Series D Preferred Stock allocable to such shareholder in lieu of Common Shares. Unlike the Common Shares to be distributed to Diana Shipping shareholders, shares of the Series D Preferred Stock are not expected to be listed on any exchange. See "Description of Capital Stock — Securities We Are Offering" in this prospectus for more information. Holders of Diana Shipping common shares as of the Record Date who do not make such election in accordance with the terms set forth herein will receive Common Shares in connection with the Distribution.
Our Common Shares are listed on the Nasdaq Capital Market ("Nasdaq") under the symbol "OP".
On May 10, 2023, the sale price of our Common Shares was $0.2511 per share, as reported by Nasdaq.
We are an "emerging growth company," as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before investing in our securities.
Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the Common Shares and Series D Preferred Stock, if any, distributed in connection with the Distribution is expected to be made on or about May 30, 2023.
The date of this prospectus is May 11, 2023
______________
* Based upon the 10-Trading Day trailing VWAP of the Company's Common Shares as of May 10, 2023. The actual number of Common Shares and of 7.0% Series D Cumulative Convertible Perpetual Preferred Stock will be different.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC in connection with the distribution by Diana Shipping of our Common Shares and our Series D Preferred Stock.
You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or Common Shares are distributed on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions "Where You Can Find Additional Information" in this prospectus.
We have not authorized anyone to provide any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Common Shares or Series D Preferred Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION
Q:	What are the Common Shares and shares of the Series D Preferred Stock worth?
A:
The value of the Common Shares will be determined based on their trading price on the Election Deadline (defined below). We do not know what the trading price of the Common Shares will be and we can provide no assurance as to value. The price of the Common Shares may be materially different on the date of the Distribution than they are as of the date of this prospectus. Our Series D Preferred Stock do not trade on any securities exchange and therefore no market value has been determined.

Q:	Will OceanPal Common Shares be listed on a securities exchange?
A:	OceanPal's Common Shares are listed on the Nasdaq Capital Market ("Nasdaq") under the symbol "OP". The last closing price of our Common Shares on the Nasdaq Capital Market of May 10, 2023 was $0.2511.
Q:	Will OceanPal Series D Preferred Stock be listed on a securities exchange?
A:
The Series D Preferred Stock are not traded on a securities exchange and we do not intend to seek any listing for the Series D Preferred Stock. There is currently no organized trading market for our Series D Preferred Stock and we do not expect one to develop.

Q:	Will my Diana Shipping shares continue to be listed on a securities exchange?
A:
Yes. Following the Distribution, Diana Shipping's common shares will continue to be listed on the New York Stock Exchange ("NYSE") under the symbol "DSX". The number of shares of Diana Shipping common shares you own will not change as a result of the Distribution.

Q:	Do I have the option of receiving Common Shares or Series D Preferred Stock?
A:
Yes. Diana Shipping is offering its shareholders the opportunity to elect to receive the distribution entirely in our Common Shares or entirely in shares of our Series D Preferred Stock. Shareholders will not be able to elect to receive a combination of Common Shares and shares of Series D Preferred Stock.

Q:	How do I elect to receive shares of Series D Preferred Stock?
A:
If you hold shares of Diana Shipping common stock as of the Record Date in certificated or book entry form, you may elect to receive shares of Series D Preferred Stock by going to the website ship.computersharecas.com and electing to receive shares of Series D Preferred Stock. If your Diana Shipping common shares are held in a brokerage account, you should promptly inform the bank, broker or nominee of the election (or any revocation of an election) they should make on your behalf. If your Common Shares are held in the name of a bank, broker or nominee, and you do not inform the bank, broker or nominee, in accordance with the instructions provided by the bank, broker or nominee, of the election they should make on your behalf, the bank, broker or nominee may not make an election on your behalf. If you have more than one account with common stock, you must complete a separate election form for each account. Any Diana Shipping common shareholder who wishes to elect to receive shares of our Series D Preferred Stock must make their election not later than 5:00 p.m. local time in New York, New York, on May 25, 2023 (the "Election Deadline"). Any election made prior to 5:00 p.m. local time in New York, New York, on May 25, 2023 may be changed at any time prior to the Election Deadline. Any election made after the Election Deadline is irrevocable.

Q:	What will holders of Diana Shipping's common shares receive in the Distribution if they do not take any action?
A:
Holders of Diana Shipping's common shares as of the Record Date who do not make any election to receive shares of Series D Preferred Stock will receive our Common Shares. You do not need to take any action if you wish to receive Common Shares.

Q:	What are the tax consequences to me of the Distribution?
A:
Our Common Shares and shares of our Series D Preferred Stock distributed to you in the Distribution will be treated for tax purposes like other distributions from Diana Shipping. The total value of this Distribution, as well as your initial tax basis in our shares, will be determined by the trading price of our Common Shares at the time of the Election Deadline. A portion of the value of this Distribution will be taxable to you and the remainder, if any, will be a reduction in your tax basis in your shares of Diana Shipping common shares. The tax treatment of the Distribution is discussed in further detail below in "Tax Considerations — United States Federal Income Taxation of U.S. Holders."

Q:	How will I receive my OceanPal Common Shares or Series D Preferred Stock?
A:
If your Diana Shipping common shares are held as of the Record Date in a brokerage account, the Common Shares or the shares of Series D Preferred Stock distributed to you will be credited to that account. If you hold shares of Diana Shipping common stock in certificated or book entry form, your ownership of our Common Shares or shares of the Series D Preferred Stock will be recorded in the books of our transfer agent, Computershare Inc., and a statement evidencing your ownership will be mailed to you. Certificates representing the Common Shares or the shares of Series D Preferred Stock will not be issued in connection with the Distribution, but we may elect to issue certificates in the future.

Q:	Will fractional Common Shares or fractional shares of the Series D Preferred Stock be distributed in the Distribution?
A:
No fractional Common Shares or fractional shares of Series D Preferred Stock will be issued in the Distribution. Any fractional shares of the Series D Preferred Stock that would otherwise be distributed will be converted into our Common Shares at the applicable conversion rate and sold, and the net proceeds therefrom will be delivered to the Diana Shipping common shareholder. Diana Shipping common shareholders receiving our Common Shares will receive the pro-rata number of Common Shares to which they are entitled following conversion, rounded down to the nearest whole number, and any fractional shares shall be aggregated and sold and the net proceeds thereof will be delivered to the Diana Shipping common shareholders. All of our fractional share calculations and the payment of cash in lieu thereof will be determined at the shareholder nominee level.

Q:	Are Shareholders of Diana Shipping entitled to appraisal rights in connection with Distribution?
A:	No. Shareholders of Diana Shipping are not entitled to appraisal rights in connection with the Distribution.

PROSPECTUS SUMMARY
This section summarizes certain of the information that is contained in this prospectus or the documents herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus, including our financial statements and the related notes. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus.
Unless the context otherwise requires, as used in this prospectus, the terms "OceanPal," "Company," "we," "us," and "our" refer to OceanPal Inc. and its consolidated subsidiaries.
We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels.
All references in this prospectus to "$," "US$," "U.S.$," "U.S. dollars," "dollars" and "USD" are to the lawful currency of the United States.
Our Company
We are a global provider of shipping transportation services. We specialize in the ownership of vessels. Each of our vessels is owned through a separate wholly-owned subsidiary.
We were incorporated by Diana Shipping Inc. (NYSE:DSX) ("Diana Shipping"), under the laws of the Republic of the Marshall Islands on April 15, 2021, to serve as the holding company of the three vessel- owning subsidiaries that were contributed to us by Diana Shipping (the "OceanPal Inc. Predecessors"), in connection with the distribution of all of our issued and outstanding Common Shares to Diana Shipping's shareholders on November 29, 2021 (the "Spin-Off"). We and Diana Shipping are independent publicly traded companies with separate independent boards of directors. The operations of the Company's vessels started effective November 30, 2021, upon the Spin-Off consummation.
On November 30, 2021, our Common Shares began trading on the Nasdaq Capital Market under the ticker symbol "OP".
As of the date of this prospectus, our operating fleet consists of five dry bulk carriers, of which three are Panamaxes and two are Capesize vessels, having a combined carrying capacity of 572,599 dwt and a weighted average age of 18.1 years. For the year ended December 31, 2022, we had fleet utilization of 96.8%, achieved daily time charter equivalent rates of $13,349 and generated time charter revenues of $19.09 million.

Our Current Fleet
The following table presents certain information concerning the dry bulk carriers in our fleet, as of May 10, 2023:
Vessel BUILT / DWT	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
Protefs 2004 / 73,630 dwt	A	$ 7,000	5.00%	GUO LONG XIANG LIMITED	18-Dec-22	24-Jan-23
		$11,640	5.00%	LOUIS DREYFUS COMPANY FREIGHT ASIA PTE LTD	24-Jan-23	30-May-23 − 15-Jun-23	1,2
Calipso 2005/73,691 dwt	A	$15,250	5.00%	Al Ghurair Resources International LLC	03-Nov-22	25-Jan-23
		$ 8,000	5.00%	NORVIC SHIPPING ASIA PTE. LTD	26-Jan-23	02-Mar-23	3
		$ 11,000	5.00%	LIANYI SHIPPING LIMITED	26-Mar-23	26-Apr-23
		$ 11,000	5.00%	CAMBRIAN BULK LIMITED	26-Apr-23	16-May-23	4
Melia 2005/76,225 dwt		$ 6,300	5.00%	GUO LONG XIANG LIMITED	10-Feb-23	18-Mar-23
		$ 13,800	5.00%	TRANSPOWER MARINE PTE. LTD.	18-Mar-23	09-Apr-23
		$ 14,000	5.00%	LOUIS DREYFUS COMPANY FREIGHT ASIA PTE LTD	09-Apr-23	09-Aug-23 – 24-Oct-23
Salt Lake City 2005 / 171,810 dwt		$10,000	5.00%	Oldendorff GmbH & Co. KG	20-Dec-22	26-Feb-23
		$5,100	5.00%	RICHLAND BULK PTE LTD.	26-Feb-23	24-Apr-23
		$15,400	5.00%	PACBULK SHIPPING PTE. LTD.	24-Apr-23	23-Jun-23 – 29-Jul-23
Baltimore 2005 / 177,243		$12,900	5.00%	Enesel Bulk Logistics DMCC	03-Nov-22	7-Feb-23
		$13,300	5.00%	Koch Shipping Pte. Ltd., Singapore	08-Feb-23	08-Jul-23 −23-Oct-23
*	Each dry bulk carrier is a "sister ship", or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.

****	Range of redelivery dates, with the actual date of redelivery being at the Charterers' option, but subject to the terms, conditions, and exceptions of the particular charterparty.
1	Redelivery date based on an estimated time charter trip duration of about 126 – 142 days.
2	The charter rate is $5,500 for the first 32 days of the charter period.
3	Vessel on scheduled drydocking from March 05, 2023, to March 22, 2023.
4	Redelivery date based on an estimated time charter trip duration of about 20 days.
Recent and Other Developments
Nasdaq Deficiency
On March 27, 2023, we received written notification from Nasdaq that because the closing bid price of our Common Shares for 32 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on Nasdaq, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until September 25, 2023.
We intend to monitor the closing bid price of our Common Shares between now and September 25, 2023, and are considering our options in order to regain compliance with the Nasdaq Capital Market minimum bid price requirement. We can cure this deficiency if the closing bid price of our Common Shares is $1.00 per share or higher for at least ten consecutive business days during the grace period.
Appointment of Executive Officers
On April 25, 2023, we appointed Mrs. Vasiliki Plousaki as our Chief Financial Officer and appointed Ms. Margarita Veniou, our current Chief Corporate Development & Governance Officer, as Secretary, effective as of April 25, 2023. For additional information, please see section entitled “Directors, Senior Management and Employees — Directors and Senior Management.”
Annual General Meeting

On May 3, 2023, we held our annual meeting of shareholders in which (1) two of our Class II Directors were re-elected to serve until the 2026 annual meeting of shareholders, (2) the following amendments to our Amended and Restated Articles of Incorporation were approved: (a) authorize our Board of Directors to effect one or more reverse stock splits of the our issued Common Shares, in the aggregate ratio of not more than 1-for-250, with the exact ratio to be determined by our Board of Directors in its discretion, (b) provide the Board of Directors with the sole authority to amend our Amended and Restated By-laws and to eliminate the right of shareholders to make such amendments, (c) provide our Board of Directors with the sole authority to call special meetings of shareholders of the Company and to eliminate the right of holders of not less than 20% of all outstanding Common Shares of the Company to call such meetings, and (3) the appointment of our independent auditors for the fiscal year ending December 31, 2023 was approved.

Dividend Payments
On April 17, 2023, we paid a dividend of $0.27 million in aggregate, on i) our outstanding Series C Preferred Stock (i.e. 10,000 shares) for the period from January 15, 2023 to April 14, 2023, inclusive, ii) 1,982 shares of Series C Preferred Stock awarded to executive management and non-executive directors on April 15, 2022, for the period from January 15, 2023 to April 14, 2023, inclusive, and iii) 3,332 shares of Series C Preferred Stock awarded to executive management and non-executive directors on March 7, 2023, for the period from March 7, 2023 to April 14, 2023, inclusive.
On April 17, 2023, we paid a dividend of $0.33 million in aggregate, on i) our outstanding shares of Series D Preferred Stock as at December 31, 2022 (9,172 shares) for the period from January 15, 2023 to April 14, 2023, inclusive, and ii) 13,157 shares of Series D Preferred Stock issued in connection with the acquisition of M/V Melia, for the period from February 8, 2023 to April 14, 2023, inclusive.

Implications of Being an Emerging Growth Company
We had less than $1.235 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the JOBS Act. An emerging growth company may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and financial statements

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the date we first sell our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.235 billion in "total annual gross revenues" during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We have chosen to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Information
OceanPal Inc. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-210-9485-360. Our website address is http://www.oceanpal.com. The information on our website is not a part of this prospectus.

THE DISTRIBUTION

Distributing Company	Diana Shipping Inc., a Marshall Islands corporation.

Distributed Company	OceanPal Inc., a Marshall Islands corporation.

Shares to be distributed
49,514,526 outstanding Common Shares, or, at the election of shareholders of Diana Shipping, 13,157 shares of Series D Preferred Stock.

The exact number of Common Shares and shares of Series D Preferred Stock that will be distributed will depend on (1) the number of Diana Shipping common shareholders that elect to receive shares of Series D Preferred Stock, if any, and (2) the number of our Common Shares issuable upon the conversion of each share of Series D Preferred Stock that will be determined in accordance with the Series D Preferred Stock statement of designations and equal to the liquidation value of $1,000 divided by the applicable conversion price of the Series D Preferred Stock, which will be based upon the 10-Trading Day trailing VWAP of our Common Shares as of the conversion date, which is expected to be on or around May 25, 2023.

Distribution ratio and record date	Diana Shipping established April 24, 2023 as the record date for the Distribution.

Shareholder Election
Holders of Diana Shipping common shares as of the Record Date may elect to receive shares of Series D Preferred Stock, in whole but not in part, instead of our Common Shares in the Distribution. Any shareholder election must be made not later than 5:00 p.m. local time in New York, New York on May 25, 2023.

Shareholders as of the Record Date wishing to receive Common Shares do not need to take any action.

Common Shares of OceanPal Inc. outstanding prior to the Distribution	25,183,996 shares.

Common Shares to be outstanding after this Distribution assuming the conversion of all Series D Preferred Stock
74,698,522 shares.

No holder of Diana Shipping common shares will be required to make any payment, exchange shares or to take any other action in order to receive Common Shares or shares of our Series D Preferred Stock in the Distribution.

Listing	Our Common Shares currently trade on the Nasdaq Capital Market symbol "OP". We do not intend to list the Series D Preferred Stock on any stock exchange.

Distribution date	The Distribution date will be on or about May 30, 2023.

Distribution agent, transfer agent and registrar	Computershare Inc. will serve as distribution agent in connection with the Distribution and as transfer agent and registrar for our Common Shares and shares of our Series D Preferred Stock.

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our securities.

RISK FACTORS
Summary of Risk Factors
The below bullets summarize the principal risk factors related to an investment in our Company.
Industry Specific Risk Factors
•
Charter hire rates for dry bulk carriers are volatile, which may adversely affect our business, financial condition, operating results, and ability to comply with loan covenants in any future borrowing facilities we may enter into.

•
The current state of the global financial markets and current economic conditions may adversely impact our results of operations, financial condition, cash flows, and ability to obtain future financing or refinance any future credit facilities on acceptable terms, or at all, which may negatively impact our business.

•
An oversupply of vessel capacity in the dry bulk shipping market in which we operate may prolong or further depress low charter rates when they occur, which may limit our ability to operate our vessels profitably.

•	The dry bulk vessel charter market is highly volatile and this may have an adverse effect on our revenues earnings and profitability.
•	Global economic conditions may continue to negatively impact the drybulk shipping industry.
•	Risks associated with operating ocean-going vessels could affect our business and reputation, which could have a material adverse effect on our operating results and financial condition.
•
Our operations outside the United States expose us to global risks, such as political instability, terrorist or other attacks, war, international hostilities and global public health concerns, which may affect the seaborne transportation industry and adversely affect our business.

•	Our operating results are subject to seasonal fluctuations, which could affect our operating results.
•	An increase in the price of fuel may adversely affect our operating results and cash flows.
•	Worldwide inflationary pressures could negatively impact our results of operations and cash flows.
•
We are subject to complex laws and regulations (including environmental standards such as IMO 2020, standards regulating ballast water discharge, etc.), including environmental regulations that can adversely affect the cost, manner or feasibility of doing business and our business, results of operations, cash flows, and financial condition.

•	Operational risks and damage to our vessels could adversely impact our performance.
•
If our vessels call on ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governmental authorities, it could lead to monetary fines or penalties and may adversely affect our reputation and the market for our securities.

•	We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.
•	Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.
•	Changing laws and evolving reporting requirements could have an adverse effect on our business.

Company Specific Risk Factors
•
A decline in the market values of our vessels could limit our ability to borrow funds in the future, trigger breaches of certain financial covenants contained in any future borrowing facilities we may enter into, and/or result in impairment charges or losses on sale.

•	We charter our vessels on short-term time charters in a volatile shipping industry and a decline in charter hire rates could affect our results of operations and our ability to pay dividends.
•	We may not be able to execute our growth strategy and we may not realize the benefits we expect from past acquisitions or future acquisitions or other strategic transactions.
•
We operate secondhand vessels with an age above the industry average which may lead to increased technical problems for our vessels, higher operating expenses, affect our ability to profitably charter and finance our vessels and to comply with environmental standards and future maritime regulations and result in a more rapid depreciation in our vessels' market and book values.

•
We and certain of our principal officers and directors have affiliations with Diana Shipping Inc. ("Diana Shipping"), Steamship Shipbroking Enterprises Inc. ("Steamship") and Diana Wilhelmsen Management Limited ("DWM") that could create conflicts of interest detrimental to us.

•	Companies affiliated with Diana Shipping or Steamship or with our officers and directors, may acquire vessels that compete with our fleet.
•
Certain of our officers and directors participate in business activities not associated with us, and do not devote all of their time to our business, which may create conflicts of interest and hinder our ability to operate successfully.

•
We depend entirely on DWM and Steamship to provide the management of our fleet. The termination of our arrangements with DWM or Steamship, or DWM's or Steamship's failure to perform their obligations under our management agreements with them, may temporarily adversely affect our operations.

•	A cyber-attack could materially disrupt our business.
•	Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
•
Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance ("ESG") policies may impose additional costs on us or expose us to additional risks.

•
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

•
In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

•	We may be unable to retain and recruit qualified key executives, key employees or key consultants, may delay our development efforts or otherwise harm our business.
•	We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.
•	Technological innovation and quality and efficiency requirements from our customers could reduce our charterhire income and the value of our vessels.
•	We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties.

•	We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.
•
We may be exposed to volatility in the USD London Interbank Offered Rate, or LIBOR, and the potential discontinuance of LIBOR beyond 2023, which could, while limited, affect our future profitability, earnings and cash flow.

•	We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our operating results and financial performance.
•
We are an "emerging growth company" and we cannot be certain that the reduced disclosure and other requirements applicable to emerging growth companies will not make our common shares less attractive to investors.

•	We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations.
•	Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.
•	If we expand our business further, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.
•	We may be subject to United States federal income tax on United States source income, which may reduce the Company's earnings.
•	United States tax authorities could treat us as a "passive foreign investment company," which could have adverse United States federal income tax consequences to United States holders.
Risks Relating to our Common Shares and our Series D Preferred Stock
•	We cannot assure you that our board of directors will pay dividends in the future.
•	If we do not have sufficient cash to pay dividends on our Series D Preferred Stock when due, we may suffer adverse consequences.
•
The market prices and trading volume of our common shares has and may continue to experience rapid and substantial price volatility, which could cause purchasers of our common shares to incur substantial losses.

•
We may not be able to regain compliance with Nasdaq's continued listing requirements which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

•	We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law, you may have more difficulty protecting your interests than shareholders of a U.S. corporation.
•
As a Marshall Islands corporation and with some of our subsidiaries being Marshall Islands entities and also having subsidiaries in other offshore jurisdictions, our operations may be subject to economic substance requirements, which could impact our business.

•	Certain of our affiliates hold certain of our Preferred Shares that allow them to exert considerable influence over matters on which our shareholders are entitled to vote.
•	Future issuances or sales of our common shares could cause the market price of our common shares to decline.
•
Our outstanding warrants, convertible securities, and related securities that we may issue in the future, are convertible or exercisable into our Common Shares, which could have a metrial adverse effect on the value of our Common Shares.

Risks Relating to this Distribution
•	The United States federal income taxation of the Series D Preferred Stock is uncertain.
•	The shares of the Series D Preferred Stock are speculative in nature.
•	There is no public market for the Series D Preferred Stock and we do not expect one to develop.
Risk Factors
Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our securities. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results, cash available for the payment of dividends on our shares, if and when declared, or the trading price of our common shares.
Industry Specific Risk Factors
Charter hire rates for dry bulk vessels are volatile and have fluctuated significantly in the past years, which may adversely affect our business, financial condition, operating results and our ability to comply with loan covenants in any future borrowing facilities we may enter into.
Substantially all of our revenues are derived from a single market, the dry bulk market, and therefore our operating results are dependent on the cyclicality of the dry bulk shipping industry and any attendant volatility in charter rates. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and time charter and spot market rates for dry bulk vessel have in the recent past declined below the operating costs of vessels. When we charter our vessels pursuant to spot or short-term time charters, we are exposed to changes in spot market and short-term charter rates for dry bulk carriers and such changes may affect our earnings and the value of our dry bulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or pay any dividends in the future. Fluctuations in charter rates result mainly from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. A significant decrease in charter rates would adversely affect our operating results, cash flows and may cause vessel values to decline, and, as a result, we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results.
Dry bulk market conditions remained volatile in 2022, reflecting the impact of a broad economic slowdown, easing of port congestion, and the conflict in Ukraine. Furthermore, the conflict in Ukraine combined with inflationary pressures and/or supply chain disruptions across most major economies have negatively impacted certain of the countries in which we operate in and may lead to a global economic slowdown, which might in turn adversely affect demand for our vessels. In particular, the conflict in Ukraine and related sanctions measures imposed against Russia has and is disrupting energy production and trade patterns, including shipping in the Black Sea and elsewhere, and has impacted the price of certain dry bulk goods, such as grain, as well as energy and fuel prices. Notably, various jurisdictions have imposed sanctions against Russia directly targeting the maritime transport of goods originating from Russia, such as of oil products and agricultural commodities such as potash. Such measures, and the response of targeted jurisdictions to them, have disrupted trade patterns of certain of the goods which we transport and have correspondingly impacted charter rates for the transport of such goods. With the exception of a temporary sharp increase in charter rates in the immediate aftermath of Russia's invasion of Ukraine, charter rates generally trended downwards during the course of the year. In January 2023, we saw spot rates fall to extremely low levels, following normal seasonal patterns as well as Chinese New Year, which has reduced industrial activity in the region. Market conditions are expected to gradually improve over the course of 2023 as China's re-opening takes hold, however we cannot guarantee a trend towards recovery.

Factors that influence demand for dry bulk vessel capacity include:
•	supply of and demand for energy resources, commodities, and semi-finished and finished consumer and industrial products;
•	changes in the exploration or production of energy resources, commodities, and semi-finished and finished consumer and industrial products;
•	the location of regional and global exploration, production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, and semi-finished and finished consumer and industrial products;
•	the globalization of production and manufacturing;
•	global and regional economic and political conditions, armed conflicts, including the ongoing conflict between Russia and Ukraine and fluctuations in industrial and agricultural production;
•	global and regional economic and political conditions, armed conflicts, including the ongoing conflict between Russia and Ukraine and fluctuations in industrial and agricultural production;
•	disruptions and developments in international trade;
•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;
•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy, and terrorist attacks;
•	legal and regulatory changes including regulations adopted by supranational authorities and/or industry bodies, such as safety and environmental regulations and requirements;
•	epidemics and pandemics, such as the COVID-19 pandemic;
•	weather, acts of God and natural disasters;
•	environmental and other regulatory developments; and
•	currency exchange rates, specifically versus USD.
Demand for dry bulk vessels is also dependent, amongst others, upon economic growth in the world's economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk fleet and the sources and supply for dry bulk cargoes transported by sea. Continued adverse economic, political or social conditions or other developments could further negatively impact charter rates and therefore have a material adverse effect on our business results, operating results, and ability to pay dividends, if and when declared.
For a discussion of factors affecting the supply of the dry bulk vessel capacity, see "Risk Factors - An oversupply of vessel capacity in the dry bulk shipping market in which we operate may prolong or further depress low charter rates when they occur, which may limit our ability to operate our vessels profitably." These factors are outside of our control and are unpredictable, and accordingly we may not be able to correctly assess the nature, timing and degree of changes in charter rates.

The current state of the global financial markets and current economic conditions may adversely impact our results of operation, cash flows, and ability to obtain future financing or refinance any future credit facilities on acceptable terms, or at all, which may negatively impact our business.
Global financial markets can be volatile and contraction in available credit may occur as economic conditions change. In recent years, operating businesses in the global economy have faced weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets which led to a general decline in the willingness of banks and other financial institutions to extend credit, particularly in the shipping industry. In the future, our ability to obtain credit to finance and expand our operations may be negatively affected by such changes and volatility.
Also, as a result of concerns about the stability of financial markets generally, and the solvency of counterparties specifically, the cost of obtaining money from the credit markets may increase if lenders increase interest rates, enact tighter lending standards, refuse to refinance existing debt at all or on terms similar to current debt, and reduce, or cease to provide funding to borrowers. Due to these factors, future financing may not be available to the extent required, on acceptable terms or at all. If future financing is not available when needed, or is available only on unfavorable terms, we may be unable to expand or meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
Credit markets in the United States and Europe have in the past experienced significant contraction, deleveraging and reduced liquidity, and there is a risk that the U.S. federal government and state governments and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors which may have a material adverse effect on our results of operations and financial condition and may cause the price of our common shares to decline.
An oversupply of vessel capacity in the dry bulk shipping market in which we operate may prolong or further depress low charter rates when they occur, which may limit our ability to operate our vessels profitably.
Factors that influence the supply of dry bulk vessel capacity include:
•	the number of newbuilding orders and deliveries, including slippage in deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	port or canal congestion;
•	potential disruption, including supply chain disruptions, of shipping routes due to accidents or political events;
•	the scrapping of older vessels;
•	speed of vessel operation;
•	vessel casualties;
•	technological advances in vessel design and capacity;
•	the degree of scrapping or recycling of older vessels, depending, among other things, on scrapping or recycling rates and international scrapping or recycling regulations;
•	the price of steel and vessel equipment;
•	product imbalances (affecting level of trading activity) and developments in international trade;
•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire;

•	availability of financing for new vessels and shipping activity;
•	changes in international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and
•	changes in environmental and other regulations that may limit the useful lives of vessels.
In addition to the prevailing and anticipated charter rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for dry bulk shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargoes transported by sea. While there has been a general decrease in new dry bulk vessels' ordering since 2014, the capacity of the global dry bulk carrier fleet could increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.
The dry bulk vessel charter market is highly volatile and this may have an adverse effect on our revenues, earnings and profitability.
The Baltic Dry Index, or the BDI, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market as well as the performance of the entire dry bulk shipping market and has been very volatile. The BDI declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then, reaching a record low of 290 in February 2016. In 2022, the BDI ranged from a high of 3,369 on May 23, 2022 to a low of 965 on August 31, 2022 to drop again to a low of 530 on February 16, 2023. The BDI has since recovered from the February 2023 levels and closed at 1,598 on May 9, 2023. There can be no assurance that the dry bulk charter market will continue to improve in the future. The volatility in charter rates in the dry bulk market affects our revenues and operating results and also affects the value of our dry bulk vessels, which follows the trends of dry bulk charter rates.
Volatility in the dry bulk vessel charter market has had and may continue to have additional adverse consequences for our industry and business, including an absence of financing for our vessels, no active secondhand market for the sale of our vessels, charterers seeking to renegotiate the rates for our existing time charters, and widespread loan covenant defaults in the dry bulk shipping industry and future financings which we may enter into. Accordingly, our financial condition and operating results could be adversely affected, which could in turn cause the value of our common shares being reduced or eliminated.
Global economic conditions may continue to negatively impact the dry bulk shipping industry.
Major market disruptions and adverse changes in market conditions and regulatory climate in China, the United States, the European Union and worldwide may adversely affect our business.
Chinese dry bulk imports have accounted for the majority of global dry bulk transportation growth annually over the last decade. Accordingly, our financial condition and operating results, as well as our future prospects, would likely be hindered by an economic downturn in any of these countries or geographic regions. In recent years China and India have been among the world's fastest growing economies in terms of gross domestic product, and any economic slowdown in the Asia Pacific region particularly in China or India may adversely affect demand for seaborne transportation of our products and our results of operations. Moreover, any deterioration in the economy of the United States or the European Union, may further adversely affect economic growth in Asia.
Economic growth is expected to slow, including due to supply-chain disruption, the recent surge in inflation and related actions by central banks and geopolitical conditions, with a significant risk of recession in many parts of the worlds in the near term. In particular, an adverse change in economic conditions affecting China, Japan, India or Southeast Asia generally could have a negative effect on the dry bulk market, and, as a result, on our financial condition and operating results.

Regulations relating to ballast water discharge may adversely affect our revenues and profitability.
The IMO has imposed updated guidelines for ballast water treatment systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel's ballast water. Depending on the date of the International Oil Pollution Prevention ('IOPP') renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 Discharge Performance Standard ('D-2 standard') on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit ("VGP") program and U.S. National Invasive Species Act ("NISA") are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act ("VIDA"), which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found in the VGP within two years. On October 26, 2020, the EPA published a Notice of Proposed Rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA. Within two years after the EPA publishes its final Vessel Incidental Discharge National Standards of Performance, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water. While we believe all our vessels are in compliance with the new regulations any changes in such regulations could require the installation of new equipment, which may cause us to incur substantial costs.
Risks associated with operating ocean-going vessels could affect our business and reputation, which could have a material adverse effect on our operating results and financial condition.
The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:
Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable dry bulk operator.
•	loss of life or harm to seafarers;
•	marine disaster;
•	terrorism;
•	piracy or robbery;
•	environmental accidents and pollution;
•	cargo and property losses and damage; and
•	business interruptions caused by mechanical failures, human error, war, armed conflicts, political action in various countries, labor strikes or adverse weather conditions.
In addition, international shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, operating results, cash flows, financial condition and available cash.

Global economic conditions may continue to negatively impact the dry bulk shipping industry.
Major market disruptions and adverse changes in market conditions and regulatory climate in China, the United States, the European Union and worldwide may adversely affect our business. Chinese dry bulk imports have accounted for the majority of global dry bulk transportation growth annually over the last decade. Accordingly, our financial condition and operating results, as well as our future prospects, would likely be hindered by an economic downturn in any of these countries or geographic regions. In recent years China and India have been among the world's fastest growing economies in terms of gross domestic product, and any economic slowdown in the Asia Pacific region particularly in China or India may adversely affect demand for seaborne transportation of our products and our results of operations. Moreover, any deterioration in the economy of the United States or the European Union, may further adversely affect economic growth in Asia.
Economic growth is expected to slow, including due to supply-chain disruption, the recent surge in inflation and related actions by central banks and geopolitical conditions, with a significant risk of recession in many parts of the worlds in the near term. In particular, an adverse change in economic conditions affecting China, Japan, India or Southeast Asia generally could have a negative effect on the dry bulk market, and, as a result, on our financial condition and operating results.
Our operations outside the United States expose us to global risks, such as political instability, terrorist or other attacks, war, international hostilities and global public health concerns, which may affect the seaborne transportation industry and adversely affect our business.
We are an international shipping company that primarily conducts most of our operations outside the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts.
Currently, the world economy faces a number of challenges, including trade tensions between the United States and China, stabilizing growth in China, continuing threat of terrorist attacks around the world, continuing instability and conflicts and other ongoing occurrences in the Middle East, Ukraine, and in other geographic areas and countries, as well as the public health concerns stemming from the COVID-19 pandemic.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region and most recently in the Black Sea in connection with the recent conflict in Ukraine. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our future performance, operating results, cash flows and financial position.
Beginning in February of 2022, President Biden and several European leaders announced various economic sanctions against Russia in connection with the aforementioned conflict in the Ukraine region, which may adversely impact our business.
The United States Department of the Treasury's Office of Foreign Assets Control ("OFAC") administers and enforces multiple authorities under which sanctions have been imposed on Russia, including: the Russian Harmful Foreign Activities sanctions program, established by the Russia-related national emergency declared in Executive Order (E.O.) 14024 and subsequently expanded and addressed through certain additional authorities, and the Ukraine-Russia-related sanctions program, established with the Ukraine-related national emergency declared in E.O. 13660 and subsequently expanded and addressed through certain additional authorities. The United States has also issued several Executive Orders that prohibit certain transactions related to Russia, including the importation of certain energy products of Russian Federation origin (including crude oil, petroleum, petroleum fuels, oils, liquefied natural gas and coal), and all new investments in Russian by U.S. persons, among other prohibitions and export controls. Furthermore, the United States has also prohibited a variety of specified services related to the maritime transport of Russian Federation origin crude oil and petroleum products, including trading/commodities brokering, financing, shipping, insurance (including reinsurance and protection and indemnity), flagging, and customs brokering. These prohibitions took effect on December 5, 2022 with respect to the maritime transport of crude oil and on February 5, 2023 with respect to the maritime transport of other petroleum products. An exception exists to permit such services when the price of the seaborne Russian oil does not exceed the relevant price cap; but implementation of this price exception relies on a recordkeeping and attestation process that allows each party in the supply chain of seaborne Russian oil to demonstrate or confirm that oil has been purchased at or below the price cap. Violations of the price cap policy or the risk that information, documentation, or attestations provided by parties in the supply chain are later determined to be false may pose additional risks adversely affecting our business. The ongoing conflict could result in the imposition of further economic sanctions or new categories of export restrictions against individuals in or connected to Russia. While in general much uncertainty remains regarding the global impact of the conflict in Ukraine, it is possible that such tensions could adversely affect the Company's business, financial condition, operating results and cash flows. For instance, on February 24, 2023, OFAC issued a new determination pursuant to Section 1(a)(i) of Executive Order 14024, which enables the imposition of sanctions on individuals and entities who operate or have operated in the metals and mining sector of the Russian economy. Increased restrictions on the metals and mining sector may pose additional risks adversely affecting our business.

Our business could also be adversely impacted by trade tariffs, trade embargoes or other economic sanctions that limit trading activities by the United States or other countries against countries in the Middle East, Asia or elsewhere as a result of terrorist attacks, hostilities or diplomatic or political pressures.
In addition, public health threats, such as COVID-19, influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate, including China, Japan and South Korea, which may even become pandemics, such as COVID-19, could lead to a significant decrease of demand for the transportation of dry bulk cargoes. Such events may also adversely impact our operations, including timely rotation of our crews, the timing of completion of any outstanding or future repair works in drydock as well as the operations of our customers. Delayed rotation of crew may adversely affect the mental and physical health of our crew and the safe operation of our vessels as a consequence.
Outbreaks of epidemic and pandemic diseases, such as the COVID-19 pandemic, and governmental responses thereto could adversely affect our business.
Since the beginning of 2020, the COVID-19 pandemic has negatively affected economic conditions, supply chains, labor markets, demand for certain shipped goods both regionally and globally, and has also negatively impacted and may continue to impact our operations and the operations of our customers and suppliers. Over the course of the pandemic, measures taken to mitigate the spread of COVID-19 pandemic have included travel bans, quarantines, social distancing, limitations on public gatherings, impositions on supply chain logistics, lockdowns and other emergency public health measures, resulting in a significant reduction in overall global economic activity and extreme volatility in the global financial markets. Relatively weak global economic conditions during periods of volatility have and may continue to have a number of adverse consequences for the dry bulk shipping sector. While many of the measures taken were relaxed starting in 2022, we cannot predict whether and to what degree emergency public health and other measures will be reinstituted in the event of any resurgence in COVID-19 or any variants thereof.
If a resurgence of COVID-19, including due to new variants, results in travel restrictions, supply chain disruptions, and other impediments to the orderly conduct of seaborne trade, such as those caused by China's "zero-covid" policy, there may be an additional material adverse effect on our operating results, cash flows and financial condition. For example, we may experience renewed difficulty and increased expenditures in rotating our crews along with associated medical costs and may incur increased fuel costs based on an increase in vessel deviations, repositioning and/or delays. Further, prolongment of the COVID-19 pandemic could also impact credit markets and financial institutions and result in increased interest rate spreads and other costs of, and difficulty in obtaining, bank financing and our ability to finance the purchase price of vessel acquisitions, which could limit our ability to grow our business in line with our strategy.
Our operating results are subject to seasonal fluctuations, which could affect our operating results.
We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending December 31 and March 31. While this seasonality will not directly affect our operating results, it could materially affect our operating results to the extent our vessels are employed in the spot market in the future.
An increase in the price of fuel may adversely affect our operating results and cash flows.
While we generally do not bear the cost of fuel for vessels operating on time charters, fuel is a significant factor in negotiating charter rates and the largest expense in our shipping operations when our vessels are off-hire and/or idle. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability as relevant circumstances may arise. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (the "OPEC"), and other oil and gas producers, war and armed conflicts such as the ongoing conflict between Russia and the Ukraine, unrest in oil producing countries and regions, regional production patterns and environmental concerns. Any future increase in the cost of fuel may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.
Indicatively, the price of high sulfur fuel and low sulfur fuel has increased significantly as a result of the ongoing conflict between Russia and the Ukraine in 2022, but has since decreased, although there is uncertainty regarding prices' future direction remains. As a result, our bunker costs for our vessels when off-hire and/or idle have, from an overall perspective, increased since 2021 and may continue to increase, which could have an adverse impact on our operating results and cash flows. This might lead to a decrease in the economic viability of older vessels that lack fuel efficiency and a reduction of useful lives of these vessels.

Worldwide inflationary pressures could negatively impact our results of operations and cash flows.
It has been recently observed that worldwide economies have experienced inflationary pressures, with price increases seen across many sectors globally. For example, the U.S. consumer price index, an inflation gauge that measures costs across dozens of items, rose 6.5% in December 2022 compared to the prior year, driven in large part by increases in energy costs. It remains to be seen whether inflationary pressures will continue, and to what degree, as central banks begin to respond to price increases. In the event that inflation becomes a significant factor in the global economy generally and in the shipping industry more specifically, inflationary pressures would result in increased operating, voyage and administrative costs. Furthermore, the effects of inflation on the supply and demand of the products we transport could alter demand for our services. Interventions in the economy by central banks in response to inflationary pressures may slow down economic activity, including by altering consumer purchasing habits and reducing demand for the commodities and products we carry, and cause a reduction in trade. As a result, the volumes of goods we deliver and/or charter rates for our vessels may be affected. Any of these factors could have an adverse effect on our business, financial condition, cash flows and operating results.
We are subject to complex laws and regulations (including environmental standards such as IMO 2020, standards regulating ballast water discharge, etc.), including environmental regulations that can adversely affect the cost, manner or feasibility of doing business and our business, results of operations, cash flows, and financial condition.
Our business and the operations of our vessels are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our vessels operate, as well as in the country or countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions (including greenhouse gases), water discharges and ballast water management. These regulations include, but are not limited to, European Union regulations, the U.S. Oil Pollution Act of 1990, requirements of the U.S. Coast Guard, or USCG and the U.S. Environmental Protection Agency, the U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), the U.S. Clean Water Act, and the U.S. Maritime Transportation Security Act of 2002, and regulations of the IMO, including the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of  Pollution from Ships of  1973, as modified by the Protocol of 1978, collectively referred to as MARPOL 73/78 or MARPOL, including designations of Emission Control Areas, thereunder, SOLAS, the International Convention on Load Lines of 1966, the International Convention of Civil Liability for Bunker Oil Pollution Damage, and the ISM Code. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such requirements or the impact thereof on the re-sale price or useful life of any vessel that we own or will acquire. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. Government regulation of vessels, particularly in the areas of safety and environmental requirements, continue to change, requiring us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. In addition, we may incur significant costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential environmental violations and in obtaining insurance coverage.
In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, approvals and financial assurances with respect to our operations. Our failure to maintain necessary permits, licenses, certificates, approvals or financial assurances could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage.
Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including for cleanup obligations and natural resource damages, in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. We could also become associated with our existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Under the U.S. Maritime Transportation Security Act of 2002 ("MTSA"), the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities. These security procedures may result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, customer relations, financial condition and earnings.
Operational risks and damage to our vessels could adversely impact our performance.
The operation of an ocean-going vessel carries inherent risks. Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, armed conflicts, terrorism, piracy, labor strikes, boycotts and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. Damage to the environment could also result from our operations, particularly through spillage of fuel, lubricants or other chemicals and substances used in operations, or extensive uncontrolled fires. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships and market disruptions, delay or rerouting, any of which may subject us to litigation. As a result, we could be exposed to substantial liabilities not recoverable under our insurances. Further, the involvement of our vessels in a serious accident could harm our reputation as a safe and reliable vessel operator and lead to a loss of business. Epidemics and other public health incidents may also lead to crew member illness, which can disrupt the operations of our vessels, or to public health measures, which may prevent our vessels from calling on ports or discharging cargo in the affected areas or in other locations after having visited the affected areas.
If our vessels suffer damage, they may need to be repaired at a shipyard. The costs for these repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover at all or in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at shipyards is sometimes limited and not all shipyards are conveniently located. We may be unable to find space at a suitable shipyard or our vessels may be forced to travel to a shipyard that is not conveniently located relative to our vessels' positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant shipyards may adversely affect our business and financial condition.
The operation of dry bulk vessels has certain unique operational risks. With a dry bulk vessel, the cargo itself and its interaction with the vessel can be a risk. By their nature, dry bulk cargoes are often heavy, dense and easily shifted, and react badly to water exposure. In addition, dry bulk vessels are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the dry bulk vessel. Dry bulk vessels damaged due to treatment during unloading procedures may be more susceptible to a breach at sea. Hull breaches in dry bulk vessels may lead to the flooding of their holds. If flooding occurs in the forward holds, the bulk cargo may become so waterlogged that the vessel's bulkheads may buckle under the resulting pressure leading to the loss of the dry bulk vessel. These risks may also impact the risk of loss of life or harm to our crew.
If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition or operating results. In addition, the loss of any of our vessels could harm our crew and our reputation as a safe and reliable vessel owner and operator.

If our vessels call on ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governmental authorities, it could lead to monetary fines or penalties and may adversely affect our reputation and the market for our securities.
We have not engaged in shipping activities in countries or territories or with government-controlled entities in 2022 and up to the date of this prospectus in violation of any applicable sanctions or embargoes imposed by the U.S. government, the EU, the United Nations or other applicable governmental authorities. Our contracts with our charterers may prohibit them from causing our vessels to call on ports located in sanctioned countries or territories or carrying cargo for entities that are the subject of sanctions. Although our charterers may, in certain causes, control the operation of our vessels, we have monitoring processes in place reasonably designed to ensure our compliance with applicable economic sanctions and embargo laws. Nevertheless, it remains possible that our charterers may cause our vessels to trade in violation of sanctions provisions without our consent. If such activities result in a violation of applicable sanctions or embargo laws, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could be adversely affected.
The applicable sanctions and embargo laws and regulations of these difference jurisdictions vary in their application and do not all apply to the same covered persons or proscribe the same activities. In addition, the sanctions and embargo laws and regulations of each jurisdiction may be amended to increase or reduce the restrictions they impose over time, and the lists of persons and entities designated under these laws and regulations are amended frequently. Moreover, most sanctions regimes provide that entities owned or controlled by the persons or entities designated in such lists are also subject to sanctions. The U.S. and EU have enacted new sanctions programs in recent years. Additional countries or territories, as well as additional persons or entities within or affiliated with those countries or territories, have, and in the future will, become the target of sanctions. These require us to be diligent in ensuring our compliance with sanctions laws. Further, the U.S. has increased its focus on sanctions enforcement with respect to the shipping sector. Current or future counterparties of ours may be affiliated with persons or entities that are or may be in the future the subject of sanctions or embargoes imposed by the United States, EU, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we, or our subsidiaries, are party or if we are found to be in violation of such applicable sanctions, our operating results may be adversely affected, or we may suffer reputational harm.
As a result of Russia's actions in Ukraine, the U.S., EU and United Kingdom, together with numerous other countries and self-sanctioning, have imposed significant sanctions on persons and entities associated with Russia and Belarus, as well as comprehensive sanctions on certain areas within the Donbas region of Ukraine, and such sanctions apply to entities owned or controlled by such designated persons or entities. These sanctions adversely affect our ability to operate in the region and also restrict parties whose cargo we may carry.
Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations in 2022 and up to the date of this prospectus, and intend to maintain such compliance, there can be no assurance that we or our charterers will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business and could result in our reputation and the markets for our securities to be adversely affected and/or in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries or territories identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our shares may adversely affect the price at which our shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities that are not controlled by the governments of countries or territories that are the subject of certain U.S. sanctions or embargo laws, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of our Common Shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in countries or territories that we operate in.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
We expect that our vessels will call in ports in areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, operating results, cash flows and financial condition.

Maritime claimants could arrest or attack one or more of our vessels, which could interrupt our business or have a negative effect on our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by "arresting" or "attaching" a vessel through judicial or foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt the cash flow of the charterer and/or require us to pay a significant amount of money to have the arrest or attachment lifted, which would have an adverse effect on our cash flows.
In addition, in some jurisdictions, such as South Africa, under the "sister-ship" theory of liability, a claimant may arrest both the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister-ship" liability against one vessel in our fleet for claims relating to another of our ships. Under most of our present charters, if the vessel is arrested or detained as a result of a claim against us, we may be in default of our charter and the charterer may terminate the charter upon the passage of a period specified in the charter agreement, which will negatively impact our revenues and cash flows.
We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.
Some of our vessels may be chartered to Chinese customers and from time to time on our charterers' instructions, our vessels may call on Chinese ports. Such charters may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees. Applicable laws and regulations in China may not be well publicized and may not be known to us or to our charterers in advance of us or our charterers becoming subject to them, and the implementation of such laws and regulations may be inconsistent. Changes in Chinese laws and regulations, including with regards to tax matters, or changes in their implementation by local authorities could affect our vessels if chartered to Chinese customers as well as our vessels calling to Chinese ports and could have a material adverse impact on our business, financial condition and results of operations.
Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.
A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we may have available for distribution as dividends to our shareholders, if any such dividends are declared.
Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.
We may operate in a number of countries throughout the world, including countries suspected to have a risk of corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted measures designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"). We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, earnings or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Changing laws and evolving reporting requirements could have an adverse effect on our business.
Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, may create additional compliance requirements for us.
GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. GDPR has become enforceable on May 25, 2018 and non-compliance may expose entities to significant fines or other regulatory claims which could have an adverse effect on our business, financial condition, and operations.
Company Specific Risk Factors
A decline in the market values of our vessels could limit our ability to borrow funds in the future, trigger breaches of certain financial covenants contained in any future borrowing facilities we may enter into, and/or result in impairment charges or losses on sale.
The market values of our vessels, have generally experienced high volatility in recent years. While the market values of vessels and the dry bulk charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary, and sometimes, values can be to a greater or lesser extent affected by the respective move in charter rates.
The market values of our vessels fluctuate depending on a number of factors, including:
1.	the prevailing level of charter rates;
2.	general economic and market conditions affecting the shipping industry;
3.	competition from other shipping companies and other modes of transportation;
4.	the types, sizes and ages of vessels;
5.	the supply of and demand for vessels;
6.	applicable governmental or other regulations;
7.	technological advances;
8.	the need to upgrade vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise; and
9.	the cost of newbuildings.
The market values of our vessels are at low levels compared to historical averages and if the market values of our vessels were to decline further, we may not be able to comply with certain covenants contained in any future loan facilities we enter into and we may not be able to incur debt on terms that are acceptable to us or at all or to refinance any debt we may have in the future.
Furthermore, if we sell any of our owned vessels at a time when prices are depressed, our business, operating results, cash flow and financial condition could be adversely affected. Moreover, if we sell a vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount in our financial statements, resulting in a loss and a reduction in earnings. In addition, if vessel values persist or decline further, we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.

We charter our vessels on short-term time charters in a volatile shipping industry and a decline in charter hire rates could affect our results of operations and our ability to pay dividends.
Although significant exposure to short-term time charters is not unusual in the dry bulk shipping industry, the short-term time charter market is highly competitive and spot market charter hire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While the short-term time charter market may enable us to benefit in periods of increasing charter hire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the dry bulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charter hire rates or at all. The dry bulk carrier charter market is volatile, and in the recent past, short-term time charter and spot market charter rates for some dry bulk carriers declined below the operating costs of those vessels before rising. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably, or to pay dividends, if and when declared.
We may not be able to execute our growth strategy and we may not realize the benefits we expect from past acquisitions or future acquisitions or other strategic transactions.
As our business grows, we intend to acquire additional vessels from related or unaffiliated parties. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
•	identify suitable vessels and/or shipping companies for acquisitions at attractive prices;
•	realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements from past acquisitions;
•	obtain required financing for our existing and new operations;
•	integrate any acquired vessels, assets or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;
•	ensure, either directly or through our managers, that an adequate supply of qualified personnel and crew are available to manage and operate our growing business and fleet;
•	improve our operating, financial and accounting systems and controls; and
•	cope with competition from other companies, many of which have significantly greater financial resources than we do, and may reduce our acquisition opportunities or cause us to pay higher prices.
Our failure to effectively identify, acquire, develop and integrate any vessels could adversely affect our business, financial condition, investor sentiment and operating results. Finally, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.
We operate secondhand vessels with an age above the industry average which may lead to increased technical problems for our vessels, higher operating expenses, affect our ability to finance and profitably charter our vessels, to comply with environmental standards and future maritime regulations and result in a more rapid deterioration in our vessels' market and book values.
Our current fleet consists only of secondhand vessels. While we have inspected our vessels and we intend to inspect any potential future vessel acquisition, this does not provide us with the same knowledge about its condition that we would have had if the vessel had been built for and operated exclusively by us. Generally, purchasers of secondhand vessels do not receive the benefit of warranties from the builders for the secondhand vessels that they acquire.

Our fleet consists of five vessels in operation, having a combined carrying capacity of 572,599 dwt and a weighted average age of 18.1 years as of the date of this prospectus. In general, the cost of maintaining a vessel in good operating condition and operating it increases with the age of the vessel, because, amongst other things:
•
as our vessels age, typically, they become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in design, engineering, technology and due to increased maintenance requirements;

•	cargo insurance rates increase with the age of a vessel, making our vessels more expensive to operate;
•
governmental regulations, environmental and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage.

Charterers may also have age restrictions on the vessels they charter and in the past, have actively discriminated against chartering older vessels, which may result to a lower utilization of our vessels resulting to lower revenues. Our charterers have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, operate in extreme climates, utilize related shipyards and pass-through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations.
Due to the age of our fleet, we may not be able to obtain external financing at all or at reasonable terms as our vessels may be seen as less valuable collateral.
We face competition from companies with more modern vessels with more fuel-efficient designs than our vessels (''eco-vessels''). If new vessels are built that are more efficient or more flexible or have longer physical lives than even the current eco-vessels, competition from the current eco-vessels and any more technologically advanced vessels could adversely affect the amount of charter payments we receive for our vessels once their charters expire and the resale value of our vessels could significantly decrease.
We cannot assure you that, as our vessels age, market conditions will justify expenditures to maintain or update our vessels or enable us to operate our vessels profitably during the remainder of their useful lives or that we will be able to finance the acquisition of new vessels at the time that we retire or sell our aging vessels. This could have a material adverse effect on our business, financial condition and operating results.
We and certain of our principal officers and directors have affiliations with Diana Shipping Inc. ("Diana Shipping"), Steamship Shipbroking Enterprises Inc. ("Steamship") and Diana Wilhelmsen Management Limited ("DWM") that could create conflicts of interest detrimental to us.
Certain of our principal officers and directors are also principals, officers and employees of Diana Shipping, Steamship and DWM. These responsibilities and relationships could create conflicts of interest between us and Diana Shipping, Steamship or DWM. Conflicts may also arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus other vessels that are or may be managed in the future by Steamship or DWM and that are owned by Diana Shipping. While we have entered into a non-competition agreement with Diana Shipping, we cannot assure you that such agreement will successfully address all potential conflicts of interest that arise or that all conflicts will be resolved in our favor. Circumstances in any of these instances may make one decision advantageous to us but detrimental to Diana Shipping, Steamship or DWM, and vice versa.
Companies affiliated with Diana Shipping or Steamship or with our officers and directors, may acquire vessels that compete with our fleet.
Diana Shipping and other entities affiliated with Diana Shipping, or with our officers and directors, own dry bulk vessels and may acquire additional dry bulk vessels in the future. These vessels could be in competition with our fleet, and other companies affiliated with Diana Shipping or Steamship might be faced with conflicts of interest with respect to their own interests and their obligations to us. We cannot assure you that such conflicts will be resolved in our favor.

Certain of our officers and directors participate in business activities not associated with us, and do not devote all of their time to our business, which may create conflicts of interest and hinder our ability to operate successfully.
Our officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our shareholders. However, our Chairperson and Director, Mrs. Semiramis Paliou, also serves as Chief Executive Officer and a Director of Diana Shipping; our Director, Mr. Eleftherios Paratrifon, also serves as a Director of Diana Shipping; and our Director, Mr. Ioannis Zafirakis, also serves as Chief Strategy Officer, Chief Financial Officer, Treasurer and a Director of Diana Shipping. Mrs. Paliou, Mr. Papatrifon and Mr. Zafirakis also serve on our Executive Committee. As a result, Mrs. Paliou, Mr. Papatrifon and Mr. Zafirakis have fiduciary duties to manage the business of Diana Shipping and its affiliates in a manner beneficial to such entities and their shareholders. Consequently, they may encounter situations in which their fiduciary obligations to Diana Shipping and us are in conflict. We use our best efforts to cause compliance with all applicable laws and regulations in addressing such conflicts of interest. Our executive officers participate in business activities not associated with us and are not required to work full-time on our affairs. Our executive officers may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of other companies with which they may be affiliated, including Diana Shipping. Their other business activities may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We depend entirely on DWM and Steamship to provide the management of our fleet. The termination of our arrangements with DWM or Steamship, or DWM's or Steamship's failure to perform their obligations under our management agreements with them, may temporarily adversely affect our operations.
Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory and continued performance of these services by our managers, as well as their reputations. DWM or Steamship may fail to perform their obligations to us or may terminate their management agreement with us other than in accordance with the terms of our management agreements with them, either of which could adversely affect our operations during the process of identifying a replacement for DWM or Steamship (as applicable) and have a material adverse effect on our financial condition and results of our operations.
Rising crew costs could adversely affect our results of operations.
Due to an increase in the size of the global shipping fleet, the limited supply of and increased demand for crew has created upward pressure on crew costs. Continued higher crew costs or further increases in crew costs could adversely affect our results of operations.
A cyber-attack could materially disrupt our business.
We rely on information technology systems and networks in our operations and administration of our business. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data.
A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.
Additionally, due to Russia's invasion of the Ukraine, we may be subject to elevated cybersecurity risk. Moreover, cyberattacks against the Ukrainian government and other countries in the region have been reported in connection with the aforementioned invasion. To the extent such attacks have collateral effects on global critical infrastructure or financial institutions, such developments could adversely affect our business, operating results and financial condition. At this time, it is difficult to assess the likelihood of such threat and any potential impact.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. More specifically, on October 27, 2016, the International Maritime Organization's  Marine Environment Protection Committee ("MEPC") announced  its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from 3.5% currently to 0.5% as of the beginning of January 1, 2020. Additionally, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies levels of ambition to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely.
Since January 1, 2020, ships have to either remove sulfur from emissions or buy fuel with low sulfur content, which may lead to increased costs and supplementary investments for ship owners. The interpretation of "fuel oil used on board" includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available around the world but at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position. In order to comply with the sulfur cap regulation issued on January 1, 2020 related to the control of sulfur in the emissions, our vessels are currently using very low sulfur fuel oil with less than 0.5% sulfur.
In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, or the Paris Agreement (discussed further below), a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.
Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance ("ESG") policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company's ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us. If  we do not meet these standards, our business and/or our ability to access capital could be harmed.
Additionally, certain investors and lenders may exclude companies, such as us, from their investing portfolios altogether due to environmental, social and governance factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our then indebtedness, if any. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements. The occurrence   of any of the foregoing could have a material adverse effect on our business and financial condition.

The Public Company Accounting Oversight Board inspection of our independent accounting firm could lead to findings in our auditors' reports and challenge the accuracy of our published audited consolidated financial statements.
Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. For several years certain European Union countries, including Greece, did not permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they were part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB was prevented from evaluating our auditor's performance of audits and its quality control procedures, and, unlike stockholders of most U.S. public companies, we and our stockholders were deprived of the possible benefits of such inspections. Since 2015, Greece has agreed to allow the PCAOB to conduct inspections of accounting firms operating in Greece. In the future, such PCAOB inspections could result in findings in our auditors' quality control procedures, question the validity of the auditor's reports on our published consolidated financial statements and the effectiveness of our internal control over financial reporting, and cast doubt upon the accuracy of our published audited financial statements.
Purchasing and operating secondhand vessels may result in increased operating costs  and reduced operating days, which may adversely affect our earnings.
As part of our current business strategy to increase our fleet, we may build new or acquire secondhand vessels. While we rigorously inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with secondhand vessels prior to purchasing or chartering-in, or may incur costs to terminate a purchase agreement. Any such hidden defects or problems may require us to put a vessel into extensive repairs or drydock, which would reduce our average fleet utilization and increase our operating costs. If a hidden defect or problem is not detected, it may result in accidents or other incidents for which we may become liable to third parties.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
Furthermore, governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment and may restrict the type of activities in which the vessel may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.
We have entered into, and may enter into in the future, various contracts, including, among other things, charter agreements, management agreements, shipbuilding contracts and credit facilities. Such agreements subject us to counterparty risks. The ability and willingness of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. For example, the combination of a reduction of cash flow resulting from a decline in world trade and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make payments to us. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. As a result, this may have a significant impact on our revenues due to our concentrated customer base, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.
The operation of dry bulk vessels and transportation of dry bulk cargoes is extremely competitive and fragmented. Competition for the transportation of dry bulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Due in part to the highly fragmented market, competitors with greater resources than us could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other dry bulk shipping companies, our results of operations may be adversely impacted.
We may be unable to retain and recruit qualified key executives, key employees or key consultants, may delay our development efforts or otherwise harm our business.
Our future development and prospects depend to a large degree on the experience, performance and continued service of our senior management team. Retention of these services or the identification of suitable replacements in case of future vacancies cannot be guaranteed. There can be no guarantee that the services of the current directors and senior management team will be retained, or that suitably skilled and qualified individuals can be identified and employed, which may adversely impact our ability to commercial and financial performance. The loss of the services of any of the directors or other members of the senior management team and the costs of recruiting replacements may have a material adverse effect on our commercial and financial performance as well. If we are unable to hire, train and retain such personnel in a timely manner, our operations could be delayed and our ability to grow our business will be impaired and the delay and inability may have a detrimental effect upon our performance.
We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.
Our success depends to a significant extent upon the abilities and efforts of our management team, our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain "key man" life insurance on any of our officers or other members of our management team.
Technological innovation and quality and efficiency requirements from our customers could reduce our charter income and the value of our vessels.
Our customers have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related shipyards and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. We face competition from companies with more modern vessels having more fuel efficient designs than our vessels, or eco vessels, and if new dry bulk vessels are built that are more efficient or more flexible or have longer physical lives than the current eco vessels, competition from the current eco vessels and any more technologically advanced vessels could adversely affect the amount of charter payments we receive for our vessels and the resale value of our vessels could significantly decrease. Similarly, technologically advanced vessels are needed to comply with environmental laws, the investment in which, along with the foregoing, could have a material adverse effect on our results of operations, charter hire payments and resale value of vessels. This could have an adverse effect on our results of operations, cash flows, financial condition and ability to pay dividends, if and when declared.
We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties.
We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risk insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance) and freight, demurrage and defense insurance. We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a total loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.
We generate all of our revenues in U.S. dollars and most of our expenses are in U.S. dollars. Although our expenses are not significantly affected by fluctuations in exchange rates, they may be affected in the future and this could affect the amount of net income that we report in future periods. While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may employ such instruments from time to time in the future in order to minimize any such risk. Our use of financial derivatives would involve certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our financial condition and results of operations.
We may be exposed to volatility in the USD London Interbank Offered Rate, or LIBOR, and the potential discontinuance of LIBOR beyond 2023, which could, while limited, affect our future profitability, earnings and cash flow.
As certain of our future financing arrangements may have floating interest rates, typically based on LIBOR, movements in interest rates could negatively affect our financial performance in the future. The publication of U.S. Dollar LIBOR for the one-week and two-month U.S. Dollar LIBOR tenors ceased on December 31, 2021, and the ICE Benchmark Administration ("IBA"), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom's Financial Conduct Authority, announced the publication of all other U.S. Dollar LIBOR tenors will cease on June 30, 2023. The United States Federal Reserve concurrently issued a statement advising banks to cease issuing U.S. Dollar LIBOR instruments after 2021. As such, any new loan agreements we enter into will not use LIBOR as an interest rate after June 2023.
In order to manage our exposure to interest rate fluctuations under LIBOR, the Secured Overnight Financing Rate, or "SOFR", or any other alternative rate, we may from time-to-time use interest rate derivatives to effectively fix an amount of any floating rate debt obligations we may have in the future. No assurance can however be given that the use of these derivative instruments, if any, may effectively protect us from adverse interest rate movements. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. Interest rate derivatives may also be impacted by the transition from LIBOR to SOFR or other alternative rates.
We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our operating results and financial performance.
Historically, a small number of charterers have accounted for a significant part of our revenues. Indicatively, for both the year ended December 31, 2022 and the period from April 15, 2021 (inception date) through December 31, 2021, we derived 57% and 93%, respectively, of our consolidated operating revenues from four and three charterers. Our charters may be terminated early due to certain events, such as a client's failure to make payments to us because of financial inability, disagreements with us or otherwise. The ability of each of our counterparties to perform their obligations under a charter with us depends on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping industry, prevailing prices for the commodities and products which we transport and the overall financial condition of the counterparty. Should a counterparty fail to honor its obligations under an agreement with us, we may be unable to realize revenue under that charter and could sustain losses. In addition, if we lose an existing client, it may be difficult for us to promptly replace the revenue we derived from that counterparty. Any of these factors could have a material adverse effect on our business, financial condition, cash flows and operating results.
We are an "emerging growth company" and we cannot be certain that the reduced disclosure and other requirements applicable to emerging growth companies will not make our common shares less attractive to investors.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act ("JOBS Act"), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") for so long as we are an emerging growth company.

For as long as we take advantage of the reduced reporting obligations, the information that we provide our shareholders may be different from information provided by other public companies. We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of the IPO occurs; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Shares that are held by nonaffiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during any three-year period. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we will be required to comply with additional disclosure and accounting requirements. In addition, management time and attention, as well as the engagement of our auditors and/or other consultants, will be required in order for us to prepare to comply with the increased disclosure and accounting standards required of companies who are not emerging growth companies, most notably compliance with Section 404 of the Sarbanes-Oxley Act and related auditor attestation requirements.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations.
We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our obligations depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our obligations.
Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.
We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for someone to bring an action against us or against these individuals in the United States if they believe that their rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict them from enforcing a judgment against our assets or the assets of our directors or officers.
The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.
We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S.  bankruptcy court would be entitled to, or accept, jurisdiction    over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court's jurisdiction if  any other bankruptcy court would determine it  had jurisdiction.
If we expand our business further, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.
Our current operating and financial systems may not be adequate if we further expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, if we expand our fleet further, we will need to recruit suitable additional seafarers and management personnel. While we have not experienced any difficulty in recruiting to date, we cannot guarantee that we will be able to continue to hire suitable employees if we expand our fleet. If we or our crewing agents encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees should we determine to expand our fleet, our financial performance may be adversely affected, among other things.

We may be subject to United States federal income tax on United States source income, which may reduce our earnings.
Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the regulations promulgated thereunder.
It is expected that the Company qualified for this statutory tax exemption for the prior taxable year  and we will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the current or future taxable years and thereby become subject to United States federal income tax on our United States source income. For example, if shareholders with a five percent or greater interest in the Company's stock were, in the aggregate, to own 50% or more of our outstanding common shares on more than half the days during the taxable year, we may not be able to qualify for exemption under Section 883. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.
If the Company is not entitled to exemption under Section 883 for any taxable year, the Company, as applicable, could be subject for those years to an effective 2% United States federal income tax on the shipping income such company derives during the year that is attributable to the transport or cargoes to or from the United States. The imposition of this taxation might have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. See the "Taxation" section of this prospectus for a more comprehensive discussion of U.S. federal income tax considerations.
United States tax authorities could treat the Company as a "passive foreign investment company," which could have adverse United States federal income tax consequences to United States holders.
A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In addition, United States shareholders of a PFIC are required to file annual information returns with the United States Internal Revenue Service, or IRS.
Based on our method of operations, it is not expected that we will be a PFIC with respect to any taxable year. In this regard, it is expected that gross income derived or are deemed to have been derived from time chartering activities will be treated as services income, rather than rental income. Accordingly, it is expected that income from time chartering activities should not constitute "passive income," and the assets that we own and operate in connection with the production of that income should not constitute passive assets.
There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.
Accordingly, in the absence of legal authority directly relating to PFIC rules, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.
If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed in the section of this prospectus entitled "Taxation — U.S. Holders"), such shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our Common Shares, as if the excess distribution or gain had been recognized ratably over the United States shareholder's holding period of our Common Shares, as applicable.
Based on our current and expected composition and our respective subsidiaries' assets and income, it is not anticipated that we will be treated as a PFIC. Actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurances regarding our status as a PFIC for the current taxable year or any future taxable year. See the discussion in the section of this prospectus entitled "Taxation — U.S. Holders — Consequences of Owning Shares in a passive foreign investment company, or "PFIC"." U.S. Holders are urged to consult with their own tax advisors regarding the possible application of the PFIC rules.

Our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands, and as such we are entitled to exemption from certain Nasdaq corporate governance standards. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from some of Nasdaq's corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter.
Risks Relating to our Common Shares and our Series D Preferred Stock
We cannot assure you that our board of directors will declare dividend payments in the future.
The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms, or at all, as contemplated by our growth strategy and the provisions of Marshall Islands law affecting the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of future loan facilities we may enter into, may limit our ability to pay dividends.
Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which could also reduce or even eliminate the amount of cash available for the payment of dividends.
Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We can give no assurance that we will reinstate our dividends in the future or when such reinstatement might occur.
In addition, our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our Series C Preferred Stock and our Series D Preferred Stock (and other preferred stock we have issued, or will issue in the future, with dividend rights), which in each case do or will rank prior to our common shares with respect to dividends, distributions and payments upon liquidation. No cash dividend may be paid on our Common Shares unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series C Preferred Stock and Series D Preferred Stock (and other preferred stock we have issued, or will issue in the future, with dividend rights) for all prior and the then-ending dividend periods. Cumulative dividends on our shares of Series C Preferred Stock and Series D Preferred Stock will accrue at a rate of 8.0% and 7.0% per annum, respectively, at a stated liquidation preference of $1,000 per Series C and Series D Preferred Stock and are payable in cash or, at our election, in kind, quarterly on January 15, April 15, July 15 and October 15 of each year, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day.
If we do not have sufficient cash to pay dividends on our Series D Preferred Stock when due, we may suffer adverse consequences.
Dividends to holders of our shares of Series D Preferred Stock will be paid in cash or, at our election, in kind. If we do not have sufficient cash to pay dividends to holders of shares of Series D Preferred Stock or otherwise elect to pay dividends on our Series D Preferred Stock in kind, in the form of additional Common Shares, then such issuance of additional Common Shares will result in additional dividend payment obligations of the Company going forward. In addition, a failure to pay dividends on our Series D Preferred Stock when due will adversely affect our ability to utilize shelf registration statements to sell our securities, which may be an important fund-raising avenue for us in the future. For more information on the terms of our preferred stock, please see section entitled “Description of Capital Stock”.

Our outstanding warrants, convertible securities, and related securities that we may issue in the future, are convertible or exercisable into our Common Shares, which could have a material adverse effect on the value of our Common Shares.
Shares of our Series C, Series D and Series E Preferred Stock are convertible and our Class A Warrants, Class B Warrants, and Private Placement Warrants are exercisable in whole or in part, at their holder's option, to Common Shares in accordance with the terms of the respective securities. The conversion or exercise of any or all of these securities could result in dilution to our shareholders at the time of conversion or exercise. Additionally, the expectation that some or all of these securities may be converted or exercised in the future may cause our Common Shares to trade at prices that are lower than if none of these securities were outstanding.  Accordingly, the existence of these securities, and the actual or expected conversion or exercise of these securities may have a material adverse effect on the value of our Common Shares.
The market prices and trading volume of our Common Shares has and may continue to experience rapid and substantial price volatility, which could cause purchasers of our Common Shares to incur substantial losses.
Recently, the market prices and trading volume of Common Shares of other small publicly traded companies with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, Common Shares have and may continue to experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Shares to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our Common Shares may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our Common Shares and our other securities, access to margin debt, trading in options and other derivatives on our Common Shares and any related hedging and other trading factors:
If there is extreme market volatility and trading patterns in our Common Shares, it may create several risks for purchasers of our shares, including the following:
•	the market price of our Common Shares may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;
•
if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Shares could incur substantial losses as prices decline once the level of market volatility has abated;

•
if the future market price of our Common Shares declines, purchasers of Common Shares may be unable to resell such shares at or above the price at which they acquired them. We cannot assure such purchasers that the market of our Common Shares will not fluctuate or decline significantly in the future, in which case investors could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our Common Shares price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our Common Shares may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Shares or result in fluctuations in the price or trading volume of our Common Shares, including:
•	actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our operating results;
•	our ability to pay dividends or other distributions;
•	publication of research reports by analysts or others about us or the shipping industry in which we operate which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;
•	changes in market valuations of similar companies;
•	market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

•	additions or departures of key personnel;
•	actions by institutional or significant stockholders;
•	short interest in our Common Shares or our other securities and the market response to such short interest;
•	the dramatic increase in the number of individual holders of our Common Shares and their participation in social media platforms targeted at speculative investing;
•	speculation in the press or investment community about our company or industries in which we operate
•	strategic actions by us or our competitors, such as acquisitions or other investments;
•	legislative, administrative, regulatory or other actions affecting our business, our industry;
•	investigations, proceedings, or litigation that involve or affect us;
•	the occurrence of any of the other risk factors included in this prospectus; and
•	general market and economic conditions.
We may not be able to regain compliance with Nasdaq's continued listing requirements which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
Our Common Shares are listed on the Nasdaq Capital Market. On March 27, 2023, we received written notification from Nasdaq that because the closing bid price of our Common Shares for 32 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on Nasdaq, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until September 25, 2023. We intend to monitor the closing bid price of our Common Shares during this period and, if necessary, will take steps necessary to regain compliance with the minimum bid price requirement. If we fail to maintain compliance with all applicable continued listing requirements for Nasdaq and Nasdaq determines to delist our Common Shares, the delisting could adversely affect the market liquidity of our Common Shares, our ability to obtain financing to repay any debt and fund our operations. In addition, our ability to raise additional capital through equity or debt financing would be greatly impaired. A suspension or delisting may also breach the terms of certain of our material contracts. The Company was previously able to regain compliance with the minimum bid price requirement and plans to take the steps necessary to regain compliance once again.
We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law, you may have more difficulty protecting your interests than shareholders of a U.S. corporation.
Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a relatively more substantial body of case law.

As a Marshall Islands corporation and with some of our subsidiaries being Marshall Islands entities and also having subsidiaries in other offshore jurisdictions, our operations may be subject to economic substance requirements, which could impact our business.
We are a Marshall Islands corporation and some of our subsidiaries are Marshall Islands entities. The Marshall Islands has enacted economic substance laws and regulations with which we may be obligated to comply. We believe that we and our subsidiaries are compliant with the Marshall Islands economic substance requirements. However, if there were a change in the requirements or interpretation thereof, or if there were an unexpected change to our operations, any such change could result in noncompliance with the economic substance legislation and related fines or other penalties, increased monitoring and audits, and dissolution of the non-compliant entity, which could have an adverse effect on our business, financial condition or operating results.
EU Finance ministers rate jurisdictions for tax rates and tax transparency, governance and real economic activity. Countries that are viewed by such finance ministers as not adequately cooperating, including by not implementing sufficient standards in respect of the foregoing, may be put on a "grey list" or a "blacklist". As of December 31, 2022, the Marshall Islands remained "white-listed" by the EU. However, on February 14, 2023, the Marshall Islands was placed by the EU on its list of non-cooperative jurisdictions for tax purposes, with the EU listing the Marshall Islands, among others, as "facilitating offshore structures and arrangements aimed at attracting profits without real economic substance." At present, the impact of being included on the list of non-cooperative jurisdictions for tax purposes is unclear. Although we understand that the Marshall Islands is committed to full cooperation with the EU and expects to be moved back to the "white list" in October 2023, subject to review by the EU Council, there is no assurance that such a reclassification will occur.
If the Marshall Islands is not removed from the list and sanctions or other financial, tax or regulatory measures were applied by European Member States to countries on the list or further economic substance requirements were imposed by the Marshall Islands, our business could be harmed.
EU member states have agreed upon a set of measures, which they can choose to apply against grey- or blacklisted countries, including monitoring and audits, withholding taxes, special documentation requirements and anti-abuse provisions. The European Commission has stated it will continue to support member states' efforts to develop a more coordinated approach to sanctions for the listed countries. EU legislation prohibits EU funds from being channeled or transited through entities in countries on the blacklist. Other jurisdictions in which we operate could be put on the blacklist in the future.
Certain of our affiliates hold certain of our Preferred Shares that allow them to exert considerable influence over matters on which our shareholders are entitled to vote.
In connection with the contribution of the OceanPal Inc. Predecessors to us by Diana Shipping, we issued 500,000 shares of Series B Preferred Stock to Diana Shipping. These shares of Series B Preferred Stock (the "Series B Preferred Stock") vote with our common shares and each share of Series B Preferred Stock entitles the holder thereof to the right to cast a number of votes for all matters on which our shareholders are entitled to vote of up to 34% of the total number of votes entitled to vote on all matters submitted to a vote of our common shareholders, subject to certain limitations that prevent Diana Shipping from exercising more than 49% of the aggregate voting authority derived from any voting security then held by Diana Shipping on any matter put to shareholders. Through its beneficial ownership of the shares of Series B Preferred Stock, Diana Shipping is able to establish a quorum at any shareholder meeting. In addition, in connection with the contribution, Diana Shipping also received 10,000 shares of our Series C Preferred Stock (the "Series C Preferred Stock"), which are convertible into common shares at Diana Shipping's option commencing upon the first anniversary of the original issue date (i.e. November 29, 2021), at a conversion price equal to the lesser of $65.00 and the 10-trading day trailing VWAP of our common shares, subject to certain adjustments. In addition, as of the date of this prospectus and without giving effect to the Distribution contemplated hereby, Diana Shipping holds 13,157 shares of our Series D Preferred Stock (the "Series D Preferred Stock"), which are convertible into common shares at Diana Shipping's option, subject to certain conditions, at a conversion price equal to the 10-trading day trailing VWAP of our common shares, subject to certain adjustments. While Diana Shipping has no agreement, arrangement or understanding relating to the voting of its shares of Series B Preferred Stock, it is able to influence the outcome of matters on which our shareholders are entitled to vote, including the election of directors and other significant corporate actions. In addition, an entity controlled by our Chairperson also has the ability to cause the vote of up to 15% of the total number of votes entitled to vote on all matters submitted to a vote of our common shareholders through the ownership of certain of our Series E Preferred Shares. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our shares. So long as certain of our affiliates continue to have a significant financial interest on us, even though the amount is less than 50% of our voting power, it will continue to be able to exercise considerable influence over our decisions. The interests of Diana Shipping and other affiliates may be different from your interests.

Future issuances or sales of our Common Shares could cause the market price of our common shares to decline.
Issuances or sales of a substantial number of Common Shares in the public market, or the perception that these sales could occur, may depress the market price for our Common Shares. These issuances and sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.
As of May 10, 2023, we had i) outstanding Class A warrants (the "Class A Warrants") under the underwritten public offering completed in January 2022 that may obligate us to issue up to an additional of 1,447,400 common shares, ii) outstanding Class B warrants (the "Class B Warrants") that may obligate us to issue up to an additional of 15,000,000 common shares, and iii) privately placed warrants (the "Private Placement Warrants") that may obligate us to issue up to an additional of 15,000,000 common shares, ii) and iii) under the registered direct offering completed in February 2023, or of 31,447,400 common shares in aggregate, upon the exercise of these warrants in full. In addition, we may issue additional Common Shares upon the conversion of one or more series of our preferred shares and may issue additional securities in the future for any purpose and for such consideration and on such terms and conditions as we may determine appropriate or necessary, including in connection with equity awards, financings or other strategic transactions. In addition, our stockholders may elect to sell large numbers of shares held by them from time to time.
Our amended and restated articles of incorporation authorize us to issue up to 1,000,000,000 Common Shares, of which 25,183,996 shares were issued and outstanding as of May 10, 2023. The number of Common Shares available for sale in the public market will be limited by restrictions applicable under securities laws.
The market price of our common shares could also decline due to sales, or the announcements of proposed sales, of a large number of common shares by our large shareholders, or the perception that these sales could occur.
Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common  stock.
Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions include:
•	authorizing our board of directors to issue "blank check" preferred stock without shareholder approval;
•	providing for a classified board of directors with staggered, three-year terms;
•	prohibiting cumulative voting in the election of directors;
•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote for the directors;
•	prohibiting shareholder action by written consent;
•	limiting the persons who may call special meetings of shareholders; and
•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.
In addition, we have adopted a Stockholders Rights Agreement, pursuant to which our board of directors may cause the substantial dilution of any person that attempts to acquire us without the approval of our board of directors.
These anti-takeover provisions, including provisions of our Stockholders Rights Agreement, could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our Common Shares and your ability to realize any potential change of control premium.

Risks Relating to this Distribution
The United States federal income taxation of the Distribution is uncertain.
Subject to the application of the PFIC rules, the fair market value of property distributed to U.S. Holders (as defined below) will be classified as a dividend to the extent of Diana Shipping's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Diana Shipping's current and accumulated earnings and profits will first be treated as a return of capital, reducing shareholder's U.S. federal income tax basis on a dollar-for-dollar basis until basis is nil, and thereafter as capital gain. See "Taxation" below for more information.
The shares of the Series D Preferred Stock are speculative in nature.
The shares of the Series D Preferred Stock offered hereby have no voting rights except (1) in respect of amendments to the Articles of Incorporation which would adversely alter the preferences, powers or rights of the holders of Series D Preferred Stock or (2) in the event that we propose to issue (a) any parity stock if the cumulative dividends payable on our outstanding shares of Series D Preferred Stock are in arrears or (b) any senior stock. Moreover, following this distribution, the market value of the Series D Preferred Stock is uncertain and there can be no assurance that the market value of the Series D Preferred Stock, or the number of the Company's Common Shares into which the Series D Preferred Stock may be converted, will be more valuable.
There is no public market for the Series D Preferred Stock and we do not expect one to develop.
There is presently no established public trading market for the Series D Preferred Stock and we do not expect a market to develop. In addition, we do not intend to apply to list the Series D Preferred Stock on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Series D Preferred Stock will be limited.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward- looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith.
This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words "believe", "anticipate," "intends," "estimate," "forecast," "project," "plan," "potential," "will," "may," "should," "expect," "targets," "likely," "would," "could," "seeks," "continue," "possible," "might," "pending," and similar expressions, terms or phrases may identify forward-looking statements.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in its records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, we cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward- looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, including under the section of this prospectus entitled "Risk Factors," important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:
•	the strength of world economies;
•	fluctuations in currencies and interest rates, inflationary pressures, and the impact of the discontinuance of the London Interbank Offered Rate for US Dollars, or LIBOR, after June 30, 2023;
•
dry bulk market conditions and trends, including volatility in charter rates, factors affecting supply and demand, fluctuating vessel values, opportunities for the profitable operations of dry bulk carriers;

•	changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;
•	changes in our operating and capitalized expenses, including bunker prices, crew costs, dry-docking, costs associated with regulatory compliance, and insurance costs;
•	our future operating or financial results;
•
our ability to borrow under future debt agreements on favorable terms or at all, and our ability to comply with the covenants contained therein, in particular due to economic, financial or operational reasons;

•
changes to our financial condition and liquidity, including our ability to fund capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue), and other general corporate activities;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;
•
compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•
new environmental regulations and restrictions, whether at a global level stipulated by the International Maritime Organization, and/or regional/national imposed by regional authorities such as the European Union or individual countries;

•	potential cyber-attacks which may disrupt our business operations;
•	the failure of counter parties to fully perform their contracts with us;
•	our dependence on key personnel;
•	adequacy of insurance coverage;
•	the volatility of the price of our common shares;
•	future sales of our securities in the public market and our ability to regain and maintain our compliance with Nasdaq listing requirements;
•	our incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States;
•	general domestic and international political conditions or labor disruptions, including "trade wars", global public health threats and major outbreaks of diseases;
•	the impact of port or canal congestion or disruptions;
•	any continuing impacts of coronavirus (COVID-19) on the dry-bulk shipping industry;
•
potential physical disruption of shipping routes due to accidents, climate-related reasons (acute and chronic), political events, public health threats, international hostilities and instability such as the ongoing conflict between Russia and the Ukraine, piracy or acts by terrorists; and

•	other important factors described from time to time in the reports we file with the U.S. Securities and Exchange Commission, or the SEC.
This prospectus may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to our security holders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

DIVIDEND POLICY
The declaration and payment of dividends, if any, are subject to the discretion of our board of directors. Our board of directors will review and amend our dividend policy from time to time in light of our business plans and other factors.
Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent.
We believe that, under current law, any dividends that we may pay in the future from earnings and profits constitute "qualified dividend income" and as such are generally subject to a 20% United States federal income tax rate with respect to non-corporate United States shareholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States shareholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. Please see the section of this prospectus entitled "Taxation" for additional information relating to the tax treatment of our dividend payments.
Cumulative dividends on shares of our Series C Preferred Stock and our Series D Preferred Stock are payable in cash or, at our election, in kind, quarterly on each January 15, April 15, July 15 and October 15, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day. The dividend rate on shares of our Series C Preferred Stock is 8.0% per  annum per $1,000 of liquidation preference per share (equal to $80 per annum per share) and is not subject to adjustment. The dividend rate on shares of our Series D Preferred Stock is 7.0% per annum per $1,000 of liquidation preference per share (equal to $70 per annum per share) and is not subject to adjustment.
Marshall Islands law provides that we may pay dividends only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
Our Common Shares are presently quoted on Nasdaq, under the symbol "OP." On May 10, 2023, the closing price of our Common Shares on Nasdaq was $0.2511.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2022:
•	on an actual basis;
•
on an as adjusted basis, to give effect to i) $0.16 million for a dividend on our Series D Preferred Stock, concerning the period from October 15, 2022 to January 14, 2023, and paid on January 17, 2023[1], ii) the issuance on February 8, 2023 of 13,157 shares of Series D Preferred Stock as partial consideration for the remaining purchase price of $10.0 million for the acquisition of the Panamax m/v Melia[2], iii) the issuance and sale by us on February 10, 2023 of 15,000,000 units comprising of 12,300,000 Common Shares, 2,700,000 pre-funded warrants to purchase 2,700,000 Common Shares, 15,000,000 Class B Warrants to purchase 15,000,000 Common Shares at a public offering price of $1.01 per unit, and the sale to each purchaser of the units, of 15,000,000 Private Placement Warrants, to purchase up to an aggregate of 15,000,000 Common Shares at an exercise price of $1.01 per share, in exchange for $15.12 million, or net proceeds of $13.28 million after deducting an amount of $1.84 million concerning placement agent fees and estimated offering expenses payable by us2, iv) the exercise of 2,700,000 pre-funded warrants to same number of Common Shares at an exercise price of $0.01 per common share[2], v) the issuance by us of 1,200 shares of our newly designated Series E Preferred Stock, par value $0.01 per share, to an affiliated company to our Chairperson, Mrs. Semiramis Paliou (the "Series E Preferred Stock"), for a purchase price of $35 thousand[2],  vi) $0.27 million for a dividend on our Series C Preferred Stock to holders as of record date April 14, 2023, which was paid on April 17, 2023[1], vii) $0.33 million for a dividend on our Series D Preferred Stock to holders as of record date April 14, 2023, which was paid on April 17, 2023[1],and viii) the vesting and issuance of 991 shares of our Series C Preferred Stock on April 15, 2023, in relation with the restricted stock awards of April 15, 2022, to executive management and non-executive directors dated as part of the 2021 Equity Incentive Plan; and,

•
on an as further adjusted basis to give effect to the redemption of 13,157 Series D Preferred Stock at an assumed redemption price of $0.26572 based on the 10-day VWAP of our common shares as of the closing of  May 10, 2023, and the issuance of 49,514,526 common shares in connection with the Distribution.

This table should be read in conjunction with information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus, in addition to our audited consolidated financial statements and related notes for the year ended December 31, 2022, and section entitled "Item 5. Operating and Financial Review and Prospects", included in our annual report on Form 20-F which was filed with the Commission on March 30, 2023, incorporated by reference herein, and other information provided in this prospectus.
There have been no other material adjustments to our capitalization since December 31, 2022.
(All figures in thousands U.S. dollars, except per share amounts)
Stockholders' Equity	Actual	As Adjusted	As Further Adjusted
	(audited)	(unaudited)	(unaudited)
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 519,172 issued and outstanding as at December 31, 2022, 534,520 shares issued and outstanding on an as adjusted basis, and 521,363 issued and outstanding on an as further adjusted basis	5	5	5

Common Shares, $0.01 par value; 1,000,000,000 shares authorized; 10,183,996 issued and outstanding as at December 31, 2022, 25,183,996 shares issued and outstanding on an adjusted basis, and 74,698,522 shares issued and outstanding on an as further adjusted basis	102	252	747

Additional paid-in capital	78,773	101,217	100,722

Accumulated Deficit	(2,321)	(2,321)	(2,321)

Total Capitalization	$76,559	$99,153	$99,153

The capitalization as adjusted and as further adjusted does not depict the recognition of compensation cost on i) the 1,982 shares of Series C Preferred Stock awarded to executive management and non-executive directors on April 15, 2022, for the period from January 1, 2023, to the date of this registration statement, of which this prospectus forms a part, and ii) the 3,332 shares of Series C Preferred Stock awarded to executive management and non-executive directors on March 7, 2023, for the period from March 7, 2023, to the date of this registration statement, of which this prospectus forms a part.
Because the redemption price of our Series D Preferred Stock is based on the 10-day VWAP of our common shares as of the redemption date and because the number of Diana Shipping common shareholders that will elect to receive shares of our Series D Preferred Stock instead of our common shares in connection with the Stock Dividend has not been determined, the exact number of our common shares into which our shares of Series D Preferred Stock may be redeemed in connection with the Stock Distribution is not known at this time.
1As it regards the dividends declared as described in second bullet above, the capitalization as adjusted and as further adjusted assumes equivalent reduction from the as of December 31, 2022, additional paid-in-capital, since the Company reported accumulated deficit as of December 31, 2022.
2 Furthermore, the accounting treatment for (i) the issuance and redemption of 13,157 shares of Series D Preferred Stock in connection with the acquisition of the M/V Melia and the Distribution, (ii) the issuance of Class B Warrants, (iii) the issuance of pre-funded warrants, (iv) the issuance Private Placement Warrants (including their cashless exercise), and (v) the issuance of the Series E Preferred Stock, has not been finalized as of the date hereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
The following management's discussion and analysis should be read in conjunction with i) our consolidated financial statements for the year ended December 31, 2022 and for the period from the date of inception (April 15, 2021) through December 31, 2021 and their notes, and ii) the audited combined carve-out financial statements of the OceanPal Inc. Predecessors for the period from January 1, 2021 through November 29, 2021 and for the years ended December 31,2020 and 2019 and their notes, included in our Annual Report on Form 20-F filed with the SEC on March 30, 2023, incorporated by reference  in this prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.
Lack of Historical Operating Data for Vessels before Their Acquisition
Vessels are generally acquired free of charter. Where a vessel has been under a voyage charter, the vessel is usually delivered to the buyer free of charter. It is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer's consent and the buyer entering into a separate direct agreement (called a "novation agreement") with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter because it is a separate service agreement between the vessel owner and the charterer.
Where we identify any intangible assets or liabilities associated with the acquisition of a vessel, we record all identified assets or liabilities at fair value. Fair value is determined by reference to market data. We value any asset or liability arising from the market value of the time charters assumed when a vessel is acquired. The amount to be recorded as an asset or liability at the date of vessel delivery is based on the difference between the current fair market value of the charter and the net present value of future contractual cash flows. When the present value of the time charter assumed is greater than the current fair market value of such charter, the difference is recorded as prepaid charter revenue. When the opposite situation occurs, any difference, capped to the vessel's fair value on a charter-free basis, is recorded as deferred revenue. Such assets and liabilities, respectively, are amortized as a reduction of, or an increase in, revenue over the period of the time charter assumed.

To the extent that we purchase a vessel and assume or renegotiate a related time charter, among others, we will be required to take the following steps before the vessel will be ready to commence operations:
•	obtain the charterer's consent to us as the new owner;
•	obtain the charterer's consent to a new technical manager;
•	in some cases, obtain the charterer's consent to a new flag for the vessel;
•	arrange for a new crew for the vessel, and where the vessel is on charter, in some cases, the crew must be approved by the charterer;
•	replace all hired equipment on board, such as gas cylinders and communication equipment;
•	negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;
•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;
•	implement a new planned maintenance program for the vessel; and
•	ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.
When we charter a vessel pursuant to a long-term time charter agreement with varying rates, we recognize revenue on a straight-line basis, equal to the average revenue during the term of the charter.
The following discussion is intended to help you understand how acquisitions of vessels affect our business and results of operations.
Our business is mainly comprised of the following elements:
•	employment and operation of our vessels; and
•	management of the financial, general and administrative elements involved in the conduct of our business and ownership of our vessels.
The employment and operation of our vessels mainly require the following components:
•	vessel maintenance and repair;
•	crew selection and training;
•	vessel spares and stores supply;
•	contingency response planning;
•	onboard safety procedures auditing;
•	accounting;
•	vessel insurance arrangement;
•	vessel chartering;
•	vessel security training and security response plans (ISPS);

•	obtaining of ISM certification and audit for each vessel within the six months of taking over a vessel;
•	vessel hiring management;
•	vessel surveying; and
•	vessel performance monitoring.
The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels mainly requires the following components:
•	management of our financial resources, including banking relationships, i.e., administration of bank loans that we may enter into in the future and bank accounts;
•	management of our accounting system and records and financial reporting;
•	administration of the legal and regulatory requirements affecting our business and assets; and
•	management of the relationships with our service providers and customers.
The principal factors that affect our profitability, cash flows and shareholders' return on investment include:
•	rates and charter periods;
•	levels of vessel operating expenses;
•	depreciation expenses;
•	financing costs;
•	the effects of COVID-19;
•	the war in Ukraine;
•	inflation; and
•	fluctuations in foreign exchange rates.
A. Operating results
We charter our vessels to customers pursuant to short- to medium-term time charters, although we may also charter our vessels in the spot market and on longer-term time charters.

Factors Affecting Our Results of Operations
Our results of operations are affected by numerous factors. The principal factors that have impacted the business during the fiscal periods presented in the following discussion and analysis and that are likely to continue to impact our business are the following:
Time Charter Revenues
Under our time charters, the charterer typically pays us a fixed daily charter hire rate and other compensation costs related to the charter contracts (such as ballast positioning compensation, holds cleaning compensation, etc.) and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. However, our voyage results may be affected by differences in bunker prices as we may incur gain/loss on bunkers when the cost of the bunker fuel sold to the new charterer is greater or less than the cost of the bunker fuel acquired. Our revenues are driven primarily by the number of vessels in our fleet, the number of days during which our vessels operate and the amount of daily charter hire rates that our vessels earn under charters, which, in turn, are affected by a number of factors, including:
•	the duration of our charters;
•	our decisions relating to vessel acquisitions and disposals;
•	the amount of time that we spend positioning our vessels;
•	the amount of time that our vessels spend in drydock undergoing repairs;
•	maintenance and upgrade work;
•	the age, condition and specifications of our vessels;
•	levels of supply and demand in the dry bulk shipping industry; and
•	other factors affecting spot market charter rates for our dry bulk carriers.
Vessels operating on time charters for a certain period of time provide more predictable cash flows over that period of time but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. Vessels operating in the spot charter market generate revenues that are less predictable but may enable their owners to capture increased profit margins during periods of improvements in charter rates although their owners would be exposed to the risk of declining charter rates, which may have a materially adverse impact on financial performance. As we employ vessels on period charters, future spot charter rates may be higher or lower than the rates at which we have employed our vessels on period charters. Our time charter agreements subject us to counterparty risk. In depressed market conditions, charterers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should a counterparty fail to honor their obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows. For 2023, we expect our revenues to increase, if we further expand our fleet.
Voyage Expenses
We incur voyage expenses that primarily consist of commissions because all of our vessels are employed under time charters that require the charterer to bear voyage expenses such as bunkers (fuel oil), port and canal charges. Although the charterer bears the cost of bunkers, our voyage expenses may be affected by differences in bunker prices, and we may record a gain or a loss deriving from such price differences as well as bunker consumption costs during periods when our vessels are repositioning, off-hire or idle. When a vessel is delivered to a charterer, bunkers are purchased by the charterer and sold back to us on the redelivery of the vessel. Bunkers' gain, or loss, results when a vessel is redelivered by her charterer and delivered to the next charterer at different bunker prices, or quantities. We pay commissions on each charter to one or more unaffiliated ship brokers associated with the charterers for arranging our charters. In addition, we pay commissions to DWM and Steamship for the provision of management and brokerage services, pursuant to the terms of our management agreements (see section entitled "Directors, Senior Management and Employees – Related Party Transactions). For 2023, we expect our voyage expenses to follow the same trend as our revenues, depending also on the gain or loss from bunkers.

Vessel Operating Expenses
We remain responsible for paying the vessels' operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes, environmental and safety expenses. Our vessel operating expenses are expensed as incurred. Our vessel operating expenses generally represent fixed costs. Expenses for repairs and maintenance tend to fluctuate from period to period because most repairs and maintenance typically occur during periodic drydocking. Our ability to control our vessels' operating expenses also affects our financial results. For 2023, we expect our vessel operating expenses to increase if we further expand our fleet.
Vessel Depreciation
The cost of our vessels is depreciated on a straight-line basis over the estimated useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated salvage value. We estimate the useful life of our dry bulk vessels to be 25 years from the date of initial delivery from the shipyard, which we believe is common in the dry bulk shipping industry. Furthermore, we estimate the salvage values of our vessels based on historical average prices of the cost of the light-weight ton of vessels being scrapped. For 2023, we expect depreciation expense to increase if we further expand our fleet.
General and Administrative Expenses
With regard to OceanPal Inc. Predecessors' general and administrative expenses consist of allocations made to OceanPal Inc. Predecessors by Diana Shipping for certain corporate functions and shared services. Amounts recognized by OceanPal Inc. Predecessors are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Diana Shipping.
We incur general and administrative expenses which generally include compensation and fees towards our directors and consultants, compensation cost of restricted stocks awarded to senior management and non-executive directors, lumpsum brokerage fees, traveling, promotional and other expenses of a listed public company, such as legal and professional expenses and other general corporate expenses. These expenses are relatively fixed and are not widely affected by the size of the fleet. For 2023, we expect our general and administrative expenses to remain approximately at the same levels, as these expenses are relatively fixed and are not widely affected by the expansion (or shrinkage) of our fleet.
Results of Operations of OceanPal Inc.

	OceanPal Inc.
		For the period from
(in millions of U.S. dollars) except for share and per share data	For the year ended	April 15, 2021 (inception date) to
	December 31, 2022	December 31, 2021
Results of Operations
Time charter revenues	$19.09	$1.33
Voyage Expenses	3.68	0.05
Vessel Operating Expenses	6.88	0.36
Depreciation and amortization of deferred charges	4.90	0.35
General and Administrative expenses	3.08	0.36
Management fees to related parties	0.88	0.07
Net income / (loss)	(0.33)	0.13
Net income / (loss) attributable to common stockholders	$(2.67)	$0.07
Earnings/(Loss) per share basic	(0.86)	0.07
Earnings/(Loss) per share diluted	(0.86)	0.05
Weighted average number of common shares, basic	3,113,108	882,024
Weighted average number of common shares, diluted	3,113,108	1,227,569

Results of Operations of OceanPal Inc. Predecessors

	OceanPal Inc. Predecessors
	For the period from
(in millions of U.S. dollars)	January 1, 2021 through	For the year ended
	November 29, 2021	December 31, 2020
Results of Operations
Time charter revenues	$11.34	$9.41
Voyage Expenses	0.42	0.98
Vessel Operating Expenses	6.2	8.5
Depreciation and amortization of deferred charges	2.19	2.15
General and Administrative expenses	1.1	1.27
Management fees to related parties	0.68	0.76
Vessel Fair value adjustment	—	0.2
Vessel Impairment charges	—	—
Other loss/(income)	—	0.24
Net income/(loss)	$0.75	$(3.8)

Year ended December 31, 2022 compared to Period from January 1, 2021 through November 29, 2021 (2021 Predecessor Period) and Period from November 30, 2021 through December 31, 2021 (2021 Company Period)
Time Charter Revenues. Time charter revenues increased by $6.42 million, to $19.09 million in 2022, compared to $12.67 million in the 2021 Company and Predecessor Periods. This increase was mainly due to the increase in average time charter rates and the increase in our operating days to 1,117 in 2022 from 1,092 in 2021.
Voyage Expenses. Voyage expenses increased by $3.21 million, to $3.68 million in 2022, compared to $0.47 million in the 2021 Company and  Predecessor Periods, mainly due to the increase in commissions as a result of increased time charter revenues and losses from bunkers resulting primarily from price differences in the cost of bunker fuel delivered by the previous charterer on vessel re-delivery and the bunker fuel sold to the new charterer on delivery under certain of our charters (loss from bunkers in 2022 compared to gain from bunkers in 2021).
Vessel Operating Expenses. Vessel operating expenses increased by $0.32 million, to $6.88 million in 2022, compared to $6.56 million in the 2021 Company and Predecessor Periods, mainly due to the increase in our ownership days.
Depreciation and amortization of deferred charges. Depreciation and amortization of deferred charges increased by $2.36 million, to $4.90 million in 2022, compared to $2.54 million in the 2021 Company and Predecessor Periods, due to i) increase in depreciation expense due to the fact that the three vessels contributed to the Company were stated at fair value upon the spin-off consummation and ii) the increase in the ownership days of our fleet following the acquisition of m/v Baltimore.
General and Administrative Expenses. General and administrative expenses increased by $1.62 million, to $3.08 million in 2022, compared to $1.46 million in the 2021 Company and Predecessor Periods, such increase mainly attributed to additional expenses incurred by the Company since its listing. General and administrative expenses for 2022 mainly consist of brokerage services' fees, compensation cost of restricted stock awarded to senior management and non-executive directors, bonuses to related parties, legal, board and audit fees.
Management fees to related parties. Management fees to related parties increased by $0.13 million, to $0.88 million in 2022, compared to $0.75 million in the 2021 Company and Predecessor Periods. This increase was mainly due to the increase in the ownership days of our fleet in 2022. Management fees paid at each period were in accordance with the terms of the management agreements then in place.

Period from January 1, 2021 through November 29, 2021 (2021 Predecessor Period) and Period from November 30, 2021 through December 31, 2021 (2021 Company Period) compared to year ended December 31, 2020 (2020 Predecessor Year)
Time Charter Revenues.   Time charter revenues increased by $3.26 million during 2021 Predecessor Period and 2021 Company Period compared to 2020 Predecessor Year, mainly due to increase in average time charter rates.
Voyage Expenses.   Voyage expenses decreased by $0.51 million, during 2021 Predecessor Period and 2021 Company Period compared to 2020 Predecessor Year, mainly due to gain from bunkers, offset by increase in brokerage commissions as a result of time charter revenues increase, for 2021 Predecessor Period.
Vessel Operating Expenses.   Vessel operating expenses decreased by $1.94 million during 2021 Predecessor Period and 2021 Company Period compared to 2020 Predecessor Year, mainly due to increased expenses for repairs and maintenance and due to an incident of one of the vessels in 2020.
Depreciation and amortization of deferred charges.   Depreciation increased by $0.39 million during the 2021 Predecessor Period and 2021 Company Period compared to 2020 Predecessor Year, mainly due to increased amortization of deferred cost relating to dry-dockings of the vessels.
General and Administrative Expenses.   General and administrative expenses increased by $0.19 million during 2021 Predecessor Period and 2021 Company Period compared to 2020 Predecessor Year, mainly due to increased costs for the Spin-Off transaction.
Management Fees To Related Parties.   Management fees to related parties decreased by $0.01 million during 2021 Predecessor Period and 2021 Company Period compared to 2020 Predecessor Year, mainly due to decrease in ownership days.
Inflation and Increased Interest Rates
Inflation and increased interest rates do not have a material effect on our expenses given current economic conditions and management does not consider inflation or interest rates to be a significant risk to direct costs in the current and foreseeable economic environment. It is anticipated that insurance costs, which have risen over the last three years, may well continue to rise over the next few years. Maritime transportation is a specialized area and the number of vessels is increasing. There will therefore be an increased demand for qualified crew and this has and will continue to put inflationary pressure on crew costs. However, in a shipping downturn, costs subject to inflation and increased interest rates can usually be controlled because shipping companies typically monitor costs to preserve liquidity and encourage suppliers and service providers to lower rates and prices in the event of a downturn.
Implications of Being an Emerging Growth Company
As we qualify as an "emerging growth company" as defined in the JOBS Act, we may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
exemption from the auditor attestation requirement in the assessment of the effectiveness of the emerging growth company's internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the date we first sell our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of the IPO occurs; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Shares that are held by nonaffiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during any three-year period. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
B. Liquidity and Capital Resources
We have historically financed our capital requirements with cash flow from operations and proceeds from equity offerings. Our operating cash flow is generated from charters on our vessels, through our subsidiaries. Our main uses of funds have been capital expenditures for the acquisition of new vessels, expenditures incurred in connection with ensuring that our vessels comply with international and regulatory standards, and payments of dividends.
As of December 31, 2022, we did not have any contractual obligations other than those related to our Series C and Series D preferred shares dividend. Since January 1, 2023 and up to the date of this prospectus, we paid cash dividends on our Series C and D preferred holders, amounting to $1.0 million in the aggregate, which amount was funded through cash available. Also, in February 2023, we acquired the Capesize vessel Melia from Diana Shipping Inc. for a purchase price of $14.0 million, which was funded through $4.0 million in cash and $10.0 million through the issuance of 13,157 of our Series D preferred shares.
As of the date of this prospectus, we do not have capital expenditures for vessel acquisitions or debt, but we incur capital expenditures when our vessels undergo surveys. This process of recertification may require us to reposition these vessels from a discharging port to the shipyard, which will reduce our operating days during the period. We also incur capital expenditures for vessel improvements to meet new regulations and comply with international and regulatory standards. The loss of earnings associated with the decrease in operating days together with the capital needs for repairs and upgrades result in increased cash flow needs.
We will require capital to fund ongoing operations, vessel improvements to meet requirements under new regulations and the payment of our preferred stock dividends. We intend to finance our future growth through a combination of proceeds from equity offerings, borrowings from debt transactions and cash generated from operations, as deemed appropriate by our management and board of directors.
For the year ended December 31, 2022, our principal sources of funds were cash from operations, and the net proceeds from the underwritten public offering completed in January 2022. As at December 31, 2022 and 2021, working capital, which is current assets minus current liabilities, amounted to $11.71 million and $2.27 million, respectively.
Management monitors the Company's liquidity position throughout the year to ensure that it has access to sufficient funds to meet its forecast cash requirements. We anticipate that our primary sources of funds for at least twelve months from the date of this prospectus will be available cash, internally generated cash flows from our anticipated revenues and additional equity proceeds, including proceeds from the registered direct offering completed in February 2023. We believe that these anticipated sources of funds, as well as our ability to access the equity capital markets if needed, will be sufficient to meet our liquidity needs for at least twelve months from the date of this report.
Cash Flow OceanPal Inc.
Cash and cash equivalents as at December 31, 2022 and 2021 was $8.45 and $1.67 million, respectively. We consider highly liquid investments such as time deposits and certificates of deposit with an original maturity of around three months or less to be cash equivalents. Cash and cash equivalents are held in U.S. dollars.

Net Cash Provided by Operating Activities
Net cash provided by operating activities in 2022, amounted to $1.51 million and net cash provided by operating activities in the period from inception date (April 15, 2021) to December 31, 2021 amounted to $0.72 million. Cash from operations in 2022 increased compared to the period from inception date (April 15,2021) to December 31, 2021, due to the revenues contributed from our dry bulk vessels as a result of the increase in our operating days and the expansion of our fleet, offset though by the decreased working capital due to increased expenses incurred as a result of the expansion of our fleet and dry-docking costs incurred.
Net Cash Used in Investing Activities
Net cash used in investing activities in 2022 and in the period from inception date (April 15, 2021) to December 31, 2021, amounted to $5.09 million and $0.04 million, respectively. Cash used in investing activities in 2022 represents payments of i) $4.4 million cash consideration of the purchase price regarding the acquisition of M/V Baltimore acquired in September 2022, in accordance with the MoA terms, ii) $0.6 million relating to the installation of the ballast water treatment system on M/V Protefs, iii) $0.07 million relating to improvement costs of M/V Salt Lake City and iv) $0.02 million in connection with predelivery expenses of M/V Baltimore.  Net cash used in investing activities in the period from inception date (April 15, 2021) to December 31, 2021 was $0.04 million and represents amounts paid for improvement costs of M/V Salt Lake City.
Net Cash Provided by Financing Activities
Net cash provided by financing activities in 2022 amounted to $10.36 million and comprise from proceeds of $16.19 million from the issuance of units (comprising of Common Shares or pre-funded warrants and Class A Warrants), common stock and warrants, and the exercise of warrants, under the underwritten public offering completed in January 2022 less i) $4 million of dividends paid to common, Class A Warrants, Series C and Series D preferred holders and ii) $1.83 million of equity issuance and financing costs during the same period.
Net cash provided by financing activities in the period from inception date (April 15, 2021) to December 31, 2021 was $1.0 million and represents the contribution of working capital by Diana Shipping to us pursuant to the Spin-Off.
Cash Flow OceanPal Inc. Predecessors
Net Cash provided by /used in Operating Activities
Net cash used in operating activities in 2020 amounted to $2.7 million. Net cash provided by operating activities in the period from January 1, 2021 to November 29, 2021 amounted to $3.18 million.
Net Cash used in Investing Activities
Net cash used in investing activities was $1.5 million for 2020 and related to vessel improvements due to new regulations.
Net cash used in investing activities was $0.02 million for the period from January 1, 2021 to November 29, 2021 and related to vessel improvements due to new regulations.
Net Cash provided by / used in Financing Activities
Net cash provided by financing activities was $4.2 million for 2020 and related to additional investment by the Parent.
Net cash used in financing activities was $3.2 million for the period from January 1, 2021 to November 29, 2021 and relates to amounts distributed to the Parent.
As part of Diana Shipping, OceanPal Inc. Predecessors were dependent upon Diana Shipping for all of its working capital and financing requirements, as Diana Shipping used a centralized approach to cash management and financing of its operations. Financial transactions relating to OceanPal Inc. Predecessors were accounted for through Diana Shipping equity account. Accordingly, none of Diana Shipping's cash, cash equivalents or debt at the corporate level were assigned to the OceanPal Inc. Predecessors in the combined carve-out financial statements.

C. Research and development, patents and licenses
We incur from time to time expenditures relating to inspections for acquiring new vessels that meet our standards. Such expenditures are insignificant and they are expensed as they incur.
D. Trend information
Our results of operations depend primarily on the charter hire rates that we are able to realize, and the demand for dry bulk vessel services. The Baltic Dry Index, or the BDI, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market.
The BDI declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then, reaching a record low of 290 in February 2016. In 2022, the BDI ranged from a high of 3,369 on May 23, 2022 to a low of 965 on August 31, 2022 to drop again to a low of 530 on February 16, 2023. The BDI has since recovered from the February 2023 levels and closed at 1,598 on May 9, 2023. The decline and volatility in charter rates in the dry bulk market reflects in part the fact that the supply of dry bulk vessels in the market has been increasing, and the number of newbuilding dry bulk vessels on order is high. Demand for dry bulk vessel services is influenced by global financial conditions. Global financial markets and economic conditions have been, and continue to be, volatile. Credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide, particularly for the shipping industry. These issues, along with significant write-offs in the financial services sector, the repricing of credit risk and the current weak economic conditions, have made it difficult to obtain financing. Our revenues and results of operations in 2023 will be subject to demand for our services, the level of inflation, market disruptions and interest rates. Demand for our drybulk oceangoing vessels is dependent upon economic growth in the world's economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk fleet and the sources and supply for dry bulk cargo transported by sea. Continued adverse economic, political or social conditions or other developments could further negatively impact charter rates and therefore have a material adverse effect on our business and results of operations.
We believe that the important measures for analyzing trends in our results of operations consist of the following:

	OceanPal Inc.
		For the period from April 15, 2021
	For the year ended December 31, 2022	(inception date) to December 31, 2021
Fleet Data:
Average number of vessels (1)	3.3	3.0
Number of vessels at year-end	4.0	3.0
Weighted average age of vessels at year-end (in years)	17.7	16.7
Ownership days (2)	1,197	96
Available days (3)	1,154	96
Operating days (4)	1,117	96
Fleet utilization (5)	96.8%	100.0%

	OceanPal Inc. Predecessors
	For the period from
	January 1, 2021 to	For the year ended
	November 29, 2021	December 31, 2020
Fleet Data:
Average number of vessels (1)	3.0	3.0
Number of vessels at year-end	3.0	3.0
Weighted average age of vessels at year-end (in years)	16.6	15.7
Ownership days (2)	999	1,098
Available days (3)	999	1,024
Operating days (4)	996	971
Fleet utilization (5)	99.70%	94.80%

____________
(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(2)
Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3)
Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels for such events. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning for such events.

	OceanPal Inc.
		For the period from
	For the year ended	April 15, 2021, to
Amounts in the tables below are in U.S dollars	December 31, 2022	December 31, 2021
Average Daily Results:
Time charter equivalent (TCE) rate (1)	$13,349	$13,333
Daily vessel operating expenses (2)	5,748	3,750

	OceanPal Inc. Predecessors
	For the period from
	January 1, 2021 to	For the year ended
Amounts in the tables below are in U.S dollars	November 29, 2021	December 31, 2020
Average Daily Results:
Time charter equivalent (TCE) rate (1)	$10,935	$8,235
Daily vessel operating expenses (2)	6,206	7,739
____________
(1)
Time charter equivalent rates, or TCE rates, are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE rate is a non-GAAP measure, and management believes it is useful to investors because it is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters are generally expressed in such amounts. The following table reflects the calculation of our TCE rates for the periods presented.

(2)
Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by Ownership days for the relevant period.

	OceanPal Inc.

	For the year ended	For the period from April 15, 2021, to
Amounts in the tables below are in thousands of U.S dollars except for Available days and TCE rate	December 31, 2022	December 31, 2021

Time charter revenues	$19,085	$1,334
Less: voyage expenses	(3,680)	(54)
Time charter equivalent (TCE) revenues	$15,405	$1,280

Available days	1,154	96
Time charter equivalent (TCE) rate	$13,349	$13,333

	OceanPal Inc. Predecessors

	For the period from January 1, to	For the year ended
Amounts in the tables below are in U.S dollars, except for Available days	November 29, 2021	December 31, 2020

Time charter revenues	$11,343	$9,411
Less: voyage expenses	(418)	(978)
Time charter equivalent (TCE) revenues	$10,925	$8,433

Available days	999	1,024
Time charter equivalent (TCE) rate	$10,935	$8,235

E. Critical Accounting Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.
Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations. We prepare our financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. For a description of our material accounting policies, please read "Item 18. Financial Statements" and more precisely Note 2 ("Significant Accounting Policies") to our consolidated financial statements included in our annual report on form 20-F filed with the SEC on March 30, 2023, incorporated by reference in this prospectus.
Impairment of Long-lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances (such as market conditions, obsolesce or damage to the asset, potential sales and other business plans) indicate that the carrying amount of an asset may not be recoverable. When the estimate of undiscounted projected net operating cash flows, expected to be generated by the use of an asset over its remaining useful life and its eventual disposition is less than its carrying amount plus unamortized dry-docking costs, the Company evaluates the asset for impairment loss. Measurement of the impairment loss is based on the fair value of the asset, determined mainly by third party valuations. The current conditions in the shipping market with decreased charter rates and decreased vessel market values are conditions that the Company considers indicators of a potential impairment.  In developing estimates of future undiscounted projected net operating cash flows, the Company makes assumptions and estimates about the vessels' future performance, with the significant assumptions being related to future charter rates for the unfixed days and future fleet utilization rate. Other assumptions used, are charter rates calculated for the fixed days using the fixed charter rate of each vessel from existing time charters; the expected outflows for scheduled vessels' maintenance; vessel operating expenses; estimated remaining useful life of each vessel and the vessels' residual value if sold for scrap. The assumptions used to develop estimates of future undiscounted projected net operating cash flows are based on historical trends as well as future expectations, employment prospects under the then current market conditions and vessels' age. During 2022, we reassessed our prior year method to estimate future revenues for the unfixed days through the use of the ten-year blended average one-year time charter rate per type of vessel and the assumption of 99% as effective fleet utilization that were used in our 2021 future undiscounted projected net operating cash flows exercise.  In particular, for the unfixed days, the Company uses the most recent ten-year average of historical six-months' time charter rates available for each type of vessel over the remaining estimated life of each vessel, net of commissions. Historical ten-year blended average six-months' time charter rates are in line with the Company's overall chartering strategy, they reflect the full operating history of vessels of the same type and particulars with the Company's operating fleet and they cover at least a full business cycle, where applicable. In addition, by effective fleet utilization is assumed to 97% in the Company's exercise which is additionally affected the period(s) each vessel is expected to undergo her scheduled maintenance, assumptions in line with the Company's historical performance and its expectations for future fleet utilization under its fleet employment strategy. This calculation is then compared with the vessels' net book value plus unamortized dry-docking costs. The difference between the carrying amount of the vessel plus unamortized dry-docking costs and their fair value is recognized in the Company's accounts as impairment loss.
Although no impairment loss was identified or recorded during the year ended December 31, 2022 and for the period from inception date (April 15, 2021) to December 31, 2021, according to our assessment, the carrying value plus unamortized dry-docking costs, if any, of vessels for which impairment indicators existed as at December 31, 2022 and 2021, was $64.5 million and $19.7 million, respectively.
Historically, the market values of vessels have experienced volatility, which from time to time may be substantial. As a result, the charter-free market value of certain of our vessels may have declined below those vessels' carrying value plus unamortized dry-docking costs, even though we would not impair those vessels' carrying value under our accounting impairment policy. Based on: (i) the carrying value plus unamortized dry-docking costs of each of our vessels as of December 31, 2022 and 2021 and (ii) what we believe the charter-free market value of each of our vessels was as of December 31, 2022 and 2021, the aggregate carrying value of four and one of the vessels in our fleet as of December 31, 2022 and 2021, respectively, exceeded their aggregate charter-free market value by approximately $11.5 million and $0.3 million, respectively, as noted in the table below. This aggregate difference represents the approximate analysis of the amount by which we believe we would have to reduce our net income or increase our loss if we sold all of such vessels at December 31, 2022 and 2021, on a charter-free basis, on industry standard terms, in cash transactions, and to a willing buyer where we were not under any compulsion to sell, and where the buyer was not under any compulsion to buy. For purposes of this calculation, we have assumed that these four vessels and one vessel, respectively, would be sold at a price that reflects our estimate of their charter-free market values as of December 31, 2022 and 2021, respectively.

			Carrying value plus
Vessels	Dwt	Year Built	unamortized dry dock cost (in millions of US Dollars)
(in millions of USD)			2022		2021
1. Protefs	73,630	2004	$12.9	*	$12.8
2. Calipso	73,691	2005	$12.0	*	$13.2
3. Salt Lake City	171,810	2005	$18.2	*	$19.7	*
4. Baltimore	177,243	2005	$21.4	*	$—
Total			$64.5		$45.7
____________
* Indicates dry bulk vessels for which we believe, as of December 31, 2022 and 2021, the charter-free market value was lower than the vessel's carrying value plus unamortized dry-docking costs. We believe that the aggregate carrying value plus unamortized dry-docking costs of these vessels exceeded their aggregate charter-free market value by approximately $11.5 million and $0.3 million, respectively.
Our estimates of charter-free market value assume that our vessels were all in good and seaworthy condition without need for repair and if inspected would be certified in class without notations of any kind. Our estimates are based on information available from various industry sources, including:
•	reports by industry analysts and data providers that focus on our industry and related dynamics affecting vessel values;
•	news and industry reports of similar vessel sales;
•	offers that we may have received from potential purchasers of our vessels; and
•
vessel sale prices and values of which we are aware through both formal and informal communications with shipowners, shipbrokers, industry analysts and various other shipping industry participants and observers.

As we obtain information from various industry and other sources, our estimates of charter-free vessel market values,charter rates and vessel utilization are inherently uncertain. In addition, vessel values are highly volatile; as such, our estimates may not be indicative of the current or future charter-free market value of our vessels or prices that we could achieve if we were to sell them. We also refer you to the risk factor in "Item 3. Key Information-D. Risk Factors" entitled "A decline in the market values of our vessels could limit our ability to borrow funds in the future, trigger breaches of certain financial covenants contained in any future borrowing facilities we may enter into, and/or result in impairment charges or losses on sale." and the discussion under the heading "Item 4. Information on the Company-B. Business Overview-Vessel Prices."
Our impairment test exercise is sensitive to variances in the time charter rates and utilization rate. Our current analysis, which also involved a sensitivity analysis by assigning possible alternative values to these significant inputs, indicated that time charter rates and utilization would need to be reduced by 2% to 14% to result in impairment of individual long-lived assets with indication of impairment. This minimum decrease of 2% in the time charter rates for the unfixed days as shown in detail in the table below and/or a fleet utilization rate of 95% used instead in our impairment test exercise would result in $2.68 million impairment charge in aggregate for two of our vessels. However, there can be no assurance as to how long charter rates and vessel values will remain at their current levels. If charter rates decrease and remain depressed for some time, it could adversely affect our revenue and profitability and future assessments of vessel impairment.

A comparison of the average estimated daily time charter equivalent rate used in our impairment analysis with the average "break-even rate" for each major class of vessels is presented below:
	Average estimated daily time charter
	equivalent rate used	Average break-even rate

Panamax	$13,286	$13,036
Capesize	$18,044	$16,025

Additionally, the use of the 1-year, 3-year and 5-year average blended rates would not have any effect on the Company's impairment analysis and as such on the Company's results of operations:

		Impairment charge		Impairment charge		Impairment charge
	1-year	in USD	3-years	in USD	5-years	in USD
	(period)	million	(period)	million	(period)	million
Panamax	$22,101	$—	$19,472	$—	$16,786	$—
Capesize	$21,872	$—	$22,789	$—	$21,598	$—

Non-Monetary Transactions – Spin-Off
When we enter into a nonmonetary transaction as defined broadly under ASC 845, we determine whether the transaction is a contribution of an asset or a business by assessing the definition of a business under ASC 805 and whether the transaction is pro-rata. A transaction is considered pro rata if each owner receives an ownership interest in the transferee in proportion to its existing ownership interest in the transferor (even if the transferor retains an ownership interest in the transferee). In accordance with FASB Topic 805 Business Combinations: Clarifying the Definition of a Business, if substantially all of the fair value of the gross assets acquired in an acquisition transaction are concentrated in a single identifiable asset or group of similar identifiable assets, then the set is not a business. To be considered a business, a set must include an input and a substantive process that together significantly contributes to the ability to create an output. All assets contributed under nonmonetary transactions that do not meet the definition of a business, are measured at their fair values on the transaction date in accordance with ASC 845, if the fair value is objectively measurable and clearly realizable in an outright sale at or near the distribution.
Fair Value Measurements
The Company follows the provisions of ASC 820 "Fair Value Measurements and Disclosures", which defines fair value and provides guidance for using fair value to measure assets, liabilities and equity instruments classified in stockholders' equity. The guidance creates a fair value hierarchy of measurement and describes fair value as the price that would be received to sell an asset or paid to transfer a liability or the consideration to transfer equity interests issued in an orderly transaction between market participants in the market in which the reporting entity transacts. The fair value measurement assumes that an instrument classified in stockholders' equity is transferred to a market participant at the measurement date. The transfer of an instrument classified in stockholders' equity assumes that the instrument would remain outstanding, and the market participant takes on the rights and responsibilities associated with the instrument. In accordance with the requirements of accounting guidance relating to Fair Value Measurements, the Company classifies and discloses its assets, liabilities and equity instruments classified in stockholders' equity carried at the fair value in one of the following categories: Level 1: Quoted market prices in active markets for identical assets or liabilities or equity instruments; Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data; Level 3: Unobservable inputs that are not corroborated by market data.
On April 15, 2022, the Company's Board of Directors approved the award and grant of 1,982 shares of Series C Preferred Stock to executive management and non-executive directors, pursuant to the Company's amended and restated plan, for a fair value of $1.59 million, determined through Level 2 inputs of the fair value hierarchy based on valuation obtained by an independent third party for the purposes of the transaction.  On September 20, 2022, the Company acquired M/V Baltimore from Diana Shipping Inc. The non-cash consideration part of the total purchase price paid in the form of 25,000 Series D Preferred Stock as of the vessel acquisition date has been recorded at a fair value of $17.6 million determined through Level 2 inputs of the fair value hierarchy based on valuation obtained by an independent third party for the purposes of the transaction.
The fair values of equity instruments issued by the Company were based as of the measurement dates on the present values of the future cash outflows derived from dividends payable under each equity instrument, assuming the instruments are held in perpetuity since conversion under fixed or variable conversion price at any time would reasonably result in lower returns for a market participant taking into consideration the Company's market price, outstanding common stock and instruments issuable upon conversion at the measurement dates, through applying a discount factor of 12.7%, and a risk free rate of 1% for the valuation of all instruments.

BUSINESS
History and development of the Company
We were incorporated by Diana Shipping Inc. (NYSE:DSX) ("Diana Shipping"), under the laws of the Republic of the Marshall Islands on April 15, 2021, to serve as the holding company of the three vessel- owning subsidiaries that were contributed to us by Diana Shipping (the "OceanPal Inc. Predecessors"), in connection with the Spin-Off. Our Common Shares commenced trading on the Nasdaq Capital Market under the ticker symbol "OP" on November 30, 2021.
We are an independent provider of worldwide ocean-going transportation services. We own and operate five drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers and have a total cargo carrying capacity of approximately 572,599 dwt. We intend to expand our fleet in the future and may acquire additional dry bulk carriers as well as vessels in other sectors based on our assessment of market conditions. We intend to acquire additional vessels principally in the secondhand market, including acquisitions from unrelated third parties, and we may also acquire additional vessels from Diana Shipping or other related parties, provided that such related party acquisitions are negotiated and conducted on an arms-length basis. Diana Shipping has granted us a right   of first refusal over six identified drybulk carriers  owned by Diana Shipping on the Spin-Off date. As of the date of this prospectus, three of the six identified vessels from Diana Shipping remain available for our purchase. Pursuant to this right of first refusal, we have the right, but not the obligation, to purchase one or all of the three identified vessels when and if Diana Shipping determines to sell the vessels at fair market value at the time of sale. For additional information, please see the section of this prospectus entitled "Directors, Senior Management and Employees — Related Party Transactions — Diana Shipping Right of First Refusal." We may also enter into newbuilding contracts to the extent that we believe they present attractive opportunities.
Our executive offices are located at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-9485-360. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. The address of the Company's Internet site is http://www.oceanpal.com. The information on our website is not part of this prospectus.
Business Overview
We are a global provider of shipping transportation services. We specialize in the ownership of vessels.
Each of our vessels is owned through a separate wholly-owned subsidiary.
As of the date of this prospectus, our operating fleet consists of five dry bulk carriers, of which three are Panamaxes and two are Capesize vessels, having a combined carrying capacity of 572,599 dwt and a weighted average age of 18.1 years. For the year ended December 31, 2022, we had fleet utilization of 96.8%, achieved daily time charter equivalent rates of $13,349 and generated time charter revenues of $19.09 million.
The following table presents certain information concerning the dry bulk carriers in our fleet, as of May 10, 2023:

Vessel BUILT / DWT	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
Protefs 2004 / 73,630 dwt	A	$ 7,000	5.00%	GUO LONG XIANG LIMITED	18-Dec-22	24-Jan-23
		$11,640	5.00%	LOUIS DREYFUS COMPANY FREIGHT ASIA PTE LTD	24-Jan-23	30-May-23 − 15-Jun-23	1,2
Calipso 2005/73,691 dwt	A	$15,250	5.00%	Al Ghurair Resources International LLC	03-Nov-22	25-Jan-23
		$ 8,000	5.00%	NORVIC SHIPPING ASIA PTE. LTD	26-Jan-23	02-Mar-23	3
		$ 11,000	5.00%	LIANYI SHIPPING LIMITED	26-Mar-23	26-Apr-23
		$ 11,000	5.00%	CAMBRIAN BULK LIMITED	26-Apr-23	16-May-23	4
Melia 2005/76,225 dwt		$ 6,300	5.00%	GUO LONG XIANG LIMITED	10-Feb-23	18-Mar-23
		$ 13,800	5.00%	TRANSPOWER MARINE PTE. LTD.	18-Mar-23	09-Apr-23
		$ 14,000	5.00%	LOUIS DREYFUS COMPANY FREIGHT ASIA PTE LTD	09-Apr-23	09-Aug-23 – 24-Oct-23
Salt Lake City 2005 / 171,810 dwt		$10,000	5.00%	Oldendorff GmbH & Co. KG	20-Dec-22	26-Feb-23
		$5,100	5.00%	RICHLAND BULK PTE LTD.	26-Feb-23	24-Apr-23
		$15,400	5.00%	PACBULK SHIPPING PTE. LTD.	24-Apr-23	23-Jun-23 – 29-Jul-23
Baltimore 2005 / 177,243		$12,900	5.00%	Enesel Bulk Logistics DMCC	03-Nov-22	7-Feb-23
		$13,300	5.00%	Koch Shipping Pte. Ltd., Singapore	08-Feb-23	08-Jul-23 −23-Oct-23

*	Each dry bulk carrier is a "sister ship", or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
****	Range of redelivery dates, with the actual date of redelivery being at the Charterers' option, but subject to the terms, conditions, and exceptions of the particular charterparty.
1	Redelivery date based on an estimated time charter trip duration of about 126 – 142 days.
2	The charter rate is $5,500 for the first 32 days of the charter period.
3	Vessel on scheduled drydocking from March 05, 2023, to March 22, 2023.
4	Redelivery date based on an estimated time charter trip duration of about 20 days.
Management of Our Fleet
Our business is the ownership of vessels. We are a holding company that wholly owns the subsidiaries which own the vessels that comprise our fleet. The holding company sets general overall direction for the company and interfaces with various financial markets. The commercial and technical management, except for insurance services, of our fleet is carried out by Diana Wilhelmsen Management Limited, which we refer to as DWM, a 50/50 joint venture between Wilhelmsen Ship Management and Diana Shipping. In exchange for providing us with commercial and technical services, we pay DWM a monthly fee per vessel and a percentage of the vessels' gross revenues. Insurance and handling of claims services and the provision of certain administrative management services are carried out by Steamship Shipbroking Enterprises Inc., or Steamship, an affiliated company of us and Diana Shipping. Administrative management services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services, legal and securities compliance services, and any other possible administrative management services that we require to perform our business activities. Steamship also provides brokerage services to us pursuant to a brokerage services agreement. Please see section entitled "Directors, Senior Management and Employees – Related Party Transactions".
Our Customers
Our customers include regional and international companies. During 2020 and for the period from January 1, 2021 to November 29, 2021, four and three of the charterers of the OceanPal Inc. Predecessors accounted for 98% and 95%, respectively, of the Predecessors' revenues. During 2021, for the period from commencement of our vessels' operations (November 30, 2021), and during 2022 three and four of our charterers accounted for 93% and 57%, respectively, of our revenues.
Currently, our vessels are employed on short to medium-term time charters. Under our time charters, the charterer typically pays us a fixed daily charter rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges. We remain responsible for paying the chartered vessel's operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel. Our time charters are for fixed terms and will expire in accordance with the scheduled set forth in the table above, and charter-hire is generally paid twice a month in arrears. In 2020 and for the period from January 1, 2021 to November 29, 2021, the OceanPal Inc. Predecessors paid commissions that ranged from 4.75% to 5.0% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter. During 2021, for the period from commencement of our operations upon closing of the Spin-Off (November 30, 2021), and during the year ended December 31, 2022, we paid brokerage commissions of 5.0% of the total daily charter hire rate of each charter to unaffiliated ship brokers associated with the charterer and to our managers (which excludes address commissions of 3.75 % paid directly to the charterer). Our time charters are subject to earlier termination in the event one of our vessels is a total or constructive loss as the result of casualty or is off-hire for more than a specified period.

Following the expiration of our existing time charters, we expect to employ our fleet in the spot market, by either entering into short-term time charters or voyage charters whereby each vessel is employed on successive charters have a duration of a single voyage, with the exact term depending on the vessel route, although we may employ our vessels on medium to long-term time charters depending on market conditions. Under a voyage charter, we are responsible for both the vessel operating expenses and the voyage expenses incurred in performing the charter, while under a time charter, we are responsible for vessel operating expenses while the charterer is responsible for voyage expenses. We strategically monitor developments in the dry bulk shipping industry on a regular basis and, subject to market demand, seek to adjust the charter hire periods for our vessels according to prevailing market conditions. Currently, our vessels are employed on short to medium-term time charters, which provides us with flexibility in responding to market developments, but in the future we may employ vessels in the spot market or on longer-term time charters. We continuously evaluate the duration of our charters and extend or reduce the charter hire periods of the vessels in our fleet according to the developments in the dry bulk shipping industry.
The Dry Bulk Shipping Industry
The global dry bulk carrier fleet could be divided into the following categories based on a vessel's carrying capacity. These categories consist of:
•
Very Large Ore Carriers. Very large ore carriers, or VLOCs, have a carrying capacity of more than 200,000 dwt and are a comparatively new sector of the dry bulk carrier fleet. VLOCs are built to exploit economies of scale on long-haul iron ore routes.

•
Capesize. Capesize vessels have a carrying capacity of 110,000‑199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are primarily used to transport iron ore or coal and, to a much lesser extent, grains, primarily on long-haul routes.

•
Post-Panamax. Post-Panamax vessels have a carrying capacity of 80,000‑109,999 dwt. These vessels tend to have a shallower draft and larger beam than a standard Panamax vessel with a higher cargo capacity. These vessels have been designed specifically for loading high cubic cargoes from draught restricted ports, although they cannot transit the Panama Canal.

•
Panamax. Panamax vessels have a carrying capacity of 60,000‑79,999 dwt. These vessels carry coal, iron ore, grains, and, to a lesser extent, minor bulks, including steel products, cement and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels with regard to accessing different trade routes. Most Panamax and Post-Panamax vessels are "gearless," and therefore must be served by shore-based cargo handling equipment. However, there are a small number of geared vessels with onboard cranes, a feature that enhances trading flexibility and enables operation in ports which have poor infrastructure in terms of loading and unloading facilities.

•
Handymax/Supramax. Handymax vessels have a carrying capacity of 40,000‑59,999 dwt. These vessels operate in a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Within the Handymax category there is also a sub-sector known as Supramax. Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, or "gear," while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers.

•
Handysize. Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, ships of this type operate within regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

Other size categories occur in regional trade, such as Kamsarmax, with a maximum length of 229 meters, the maximum length that can load in the port of Kamsar in the Republic of Guinea. Other terms such as Seawaymax, Setouchmax, Dunkirkmax, and Newcastlemax also appear in regional trade.
The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The average age at which a vessel is scrapped was 27 years in 2022 and 28 years in 2021.
The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers, which in turn is influenced by trends in the global economy. Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet, along with port congestion, which has been a feature of the market since 2004, absorbing tonnage and therefore leading to a tighter balance between supply and demand. In evaluating demand factors for dry bulk carrier capacity, the Company believes that dry bulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives.
Charter Hire Rates
Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are usually subject to less volatility.
Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different dry bulk carrier categories. In the time charter market, rates vary depending on the length of the charter period and vessel-specific factors such as age, speed and fuel consumption.
In the voyage charter market, rates are, among other things, influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.
Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin.
The Baltic Dry Index, or BDI, a daily average of charter rates in 20 shipping routes measured on a time charter and voyage basis and covering Capesize, Panamax, Supramax, and Handysize dry bulk carriers declined from a high of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. In 2020, the BDI ranged from a low of 393 in May to a high of 2,097 in October, increased to a high of 5,650 on October 7, 2021, and dropped to 2,217 on December 24, 2021. In 2022, the BDI ranged from a high of 3,369 on May 23, 2022 to a low of 965 on August 31, 2022 to drop again to a low of 530 on February 16, 2023. The BDI has since recovered from the February 2023 levels and closed at 1,598 on May 9, 2023.
Vessel Prices
Dry bulk vessel values in 2022 generally were lower as compared to 2021. Consistent with these trends were the market values of our dry bulk carriers. Although charter rates and vessel values have improved in early 2023, there can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will decrease or improve to any significant degree in the near future.

Competition
Our business fluctuates in line with the main patterns of trade of the major dry bulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners of dry bulk carriers in the Capesize, Panamax, Post-Panamax and smaller class sectors as well as with owners of larger VLOCs and Newcastlemax dry bulk carriers. Ownership of dry bulk carriers is highly fragmented.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates the nationality of the vessel's crew and the age of a vessel. We have been able to obtain all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.
Environmental and Other Regulations in the Shipping Industry
Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard ("USCG"), harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.
International Maritime Organization
The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels (the "IMO"), has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as "MARPOL," the International Convention for the Safety of Life at Sea of 1974 ("SOLAS Convention"), and the International Convention on Load Lines of 1966 (the "LL Convention"). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to dry bulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage and spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emissions standards, titled IMO‑2020, took effect on January 1, 2020.

Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits "deliberate emissions" of ozone depleting substances (such as halons and chlorofluorocarbons), emissions from shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. We ensure that all our vessels are currently compliant in all material respects with these regulations.
The Marine Environment Protection Committee, or "MEPC", adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.5%) starting from January 1, 2020. This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention ("IAPP") Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships were adopted and took effect March 1, 2020, with the exception of vessels fitted with exhaust gas cleaning equipment ("scrubbers") which can carry fuel of higher sulfur content. These regulations subject ocean-going vessels to stringent emissions controls, and may cause us to incur substantial costs as none of our vessels are fitted with scrubbers.
Sulfur content standards are even stricter within certain "Emission Control Areas," or ("ECAs"). As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. In December 2021, the member states of the Convention for the Protection of the Mediterranean Sea Against Pollution ("Barcelona Convention") agreed to support the designation of a new ECA in the Mediterranean. On December 15, 2022, MEPC 79 adopted the designation of a new ECA in the Mediterranean, with an effective date of May 1, 2025. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency ("EPA") or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (NOx) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. For the moment, this regulation relates to new building vessels and has no retroactive application to existing fleet. The EPA promulgated equivalent (and in some senses stricter) emissions standards in 2010. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.
As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement a Ship Energy Efficiency Management Plans ("SEEMPs"), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index ("EEDI"). Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014. Additionally, MEPC 75 introduced draft amendments to Annex VI which impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index ("EEXI"), and (2) operational carbon intensity reduction requirements, based on a new operational carbon intensity indicator ("CII"). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. Additionally, MEPC 75 proposed draft amendments requiring that, on or before January 1, 2023, all ships above 400 gross tonnage must have an approved SEEMP on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. MEPC 75 also approved draft amendments to MARPOL Annex I to prohibit the use and carriage for use as fuel of heavy fuel oil ("HFO") by ships in Arctic waters on and after July 1, 2024. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session on June 2021 and entered into force on November 1, 2022, with the requirements for EEXI and CII certification coming into effect from January 1, 2023.  MEPC 77 adopted a non-binding resolution which urges Member States and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of Black Carbon emissions from ships when operating in or near the Arctic.MEPC 79 adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.
To ensure compliance with EEXI requirements most owners/operators, including us, may choose to limit engine power, a solution less costly than applying energy saving devices and/ or effecting certain alterations on existing propeller designs. The engine power limitation is predicted to lead to reduced ballast and laden speeds (at scantling draft,) in the non-compliant vessels which will affect their commercial utilization but also decrease the global availability of vessel capacity. Furthermore, required software and hardware alterations as well as documentation and recordkeeping requirements will increase a vessel's capital and operating expenditures.
From an overall perspective and irrespective of the solution we choose to follow, we may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims (the "LLMC") sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our vessels are in substantial compliance with SOLAS and LLMC standards.
Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the "ISM Code"), our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical management team have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained applicable documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The documents of compliance and safety management certificate are renewed as required.

Regulation II‑1/3‑10 of the SOLAS Convention governs ship construction and stipulates that ships over 150 meters in length must have adequate strength, integrity and stability to minimize risk of loss or pollution. Goal-based standards amendments in SOLAS regulation II‑1/3‑10 entered into force in 2012, with July 1, 2016 set for application to new oil tankers and bulk carriers. The SOLAS Convention regulation II‑1/3‑10 on goal-based ship construction standards for bulk carriers and oil tankers, which entered into force on January 1, 2012, requires that all oil tankers and bulk carriers of 150 meters in length and above, for which the building contract is placed on or after July 1, 2016, satisfy applicable structural requirements conforming to the functional requirements of the International Goal-based Ship Construction Standards for Bulk Carriers and Oil Tankers ("GBS Standards").
Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code ("IMDG Code"). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments which took effect on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups, and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas. Additional amendments, which came into force on June 1, 2022, include (1) addition of a definition of dosage rate, (2) additions to the list of high consequence dangerous goods, (3) new provisions for medical/clinical waste, (4) addition of various ISO standards for gas cylinders, (5) a new handling code, and (6) changes to stowage and segregation provisions.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers ("STCW"). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
The IMO's Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Water (the "Polar Code"). The Polar Code, which entered into force on January 1, 2017, covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. The Polar Code applies to new ships constructed after January 1, 2017, and after January 1, 2018, ships constructed before January 1, 2017 are required to meet the relevant requirements by the earlier of their first intermediate or renewal survey.
Furthermore, recent action by the IMO's Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. By IMO resolution, administrations are encouraged to ensure that cyber-risk management systems are incorporated by ship-owners and managers by their first annual Document of Compliance audit after January 1, 2021.  In February 2021, the U.S. Coast Guard published guidance on addressing cyber risks in a vessel's safety management system. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. The impact of future regulations is hard to predict at this time.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, (the "BWM Convention"), in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.

On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date "existing vessels" and allows for the installation of ballast water treatment systems on such vessels at the first International Oil Pollution Prevention ("IOPP") renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water treatment systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention's implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards. Those changes were adopted at MEPC 72. Ships over 400 gross tons generally must comply with a "D-1 standard," requiring the exchange of ballast water only in open seas and away from coastal waters. The "D-2 standard" specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water treatment systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72's amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Treatment Systems, which governs assessment of ballast water treatment systems, mandatory rather than permissive, and formalized an implementation schedule for the D-2 standard. Under these amendments, all ships must meet the D-2 standard by September 8, 2024. Costs of compliance with these regulations may be substantial. Additionally, in November 2020, MEPC 75 adopted amendments to the BWM Convention which would require a commissioning test of the ballast water treatment system for the initial survey or when performing an additional survey for retrofits. This analysis will not apply to ships that already have an installed BWM system certified under the BWM Convention. These amendments have entered into force on June 1, 2022. In December 2022, MEPC 79 agreed that it should be permitted to use ballast tanks for temporary storage of treated sewage and grey water.  MEPC 79 also established that ships are expected to return to D-2 compliance after experiencing challenging uptake water and bypassing a BWM system should only be used as a last resort.  Guidance will be developed at MEPC 80 (in July 2023) to set out appropriate actions and uniform procedures to ensure compliance with the BWM Convention.
Once mid-ocean exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the "Bunker Convention") to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur. Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
Anti‑Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti‑fouling Systems on Ships, or the "Anti‑fouling Convention." The Anti‑fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti‑fouling System Certificate, or "IAFS Certificate", is issued for the first time; and subsequent surveys when the anti‑fouling systems are altered or replaced.
We have obtained Anti‑fouling System Certificates for all of our vessels that are subject to the Anti‑fouling Convention.

Compliance Enforcement
Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. As of the date of this prospectus, each of our vessels is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
U.S. Regulations
The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990 ("OPA") established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all "owners and operators" whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.'s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define "owner and operator" in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:
•	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
•	injury to, or economic losses resulting from, the destruction of real and personal property;
•	loss of subsistence use of natural resources that are injured, destroyed or lost;
•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
•
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective November 12, 2019, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,200 per gross ton or $997,100 (subject to periodic adjustment for inflation). On December 23, 2022, the USCG issued a final rule to adjust the limitation of liability under the OPA.  Effective March 23, 2022, the new adjusted limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,300 per gross ton or $1,076,000 (subject to periodic adjustment for inflation).
These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG's financial responsibility regulations by providing applicable certificates of financial responsibility.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised. For example, the U.S. Bureau of Safety and Environmental Enforcement's ("BSEE") revised Production Safety Systems Rule ("PSSR"), effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. Additionally, the BSEE amended the Well Control Rule, effective July 15, 2019, which rolled back certain reforms regarding the safety of drilling operations, and the former U.S. President Trump had proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling.  In January 2021, U.S. President Biden signed an executive order temporarily blocking new leases for oil and gas drilling in federal waters. However, attorney generals from 13 states filed suit in March 2021 to lift the executive order, and in June 2021, a federal judge in Louisiana granted a preliminary injunction against the Biden administration, stating that the power to pause offshore oil and gas leases "lies solely with Congress."   In August 2022, a federal judge in Louisiana sided with Texas Attorney General Ken Paxton, along with the other 12 plaintiff states, by issuing a permanent injunction against the Biden Administration's moratorium on oil and gas leasing on federal public lands and offshore waters.  With these rapid changes, compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels could impact the cost of our operations and adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners' responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company's vessels call.
We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operation.
Other United States Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) ("CAA") requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels.

The U.S. Clean Water Act ("CWA") prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of "waters of the United States" ("WOTUS"), thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS. In 2019 and 2020, the agencies repealed the prior WOTUS Rule and promulgated the Navigable Waters Protection Rule ("NWPR") which significantly reduced the scope and oversight of EPA and the Department of the Army in traditionally nonnavigable waterways. On August 30, 2021, a federal district court in Arizona vacated the NWPR and directed the agencies to replace the rule. On December 7, 2021, the EPA and the Department of the Army proposed a rule that would reinstate the pre-2015 definition. On December 30, 2022, the EPA and the Department of Army announced the final WOTUS rule that largely reinstated the pre-2015 definition.
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act ("VIDA"), which was signed into law on December 4, 2018 and replaces the 2013 Vessel General Permit ("VGP") program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under the U.S. National Invasive Species Act ("NISA"), such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. VIDA establishes a new framework for the regulation of vessel incidental discharges under Clean Water Act (CWA), requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA's promulgation of standards. Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized. Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent ("NOI") or retention of a PARI form and submission of annual reports. We have submitted NOIs for our vessels where required. Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of ballast water treatment equipment on our vessels or the implementation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.
European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called "SOx-Emission Control Area"). As of January 2020, EU member states must also ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.
On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union's carbon market, the EU Emissions Trading System ("EU ETS"). On July 14, 2021, the European Parliament formally proposed its plan, which would involve gradually including the maritime sector from 2023 and phasing the sector in over a three-year period. This will require shipowners to buy permits to cover these emissions. The Environment Council adopted a general approach on the proposal in June 2022. On December 18, 2022, the Environmental Council and European Parliament agreed to include maritime shipping emissions within the scope of the EU ETS on a gradual introduction of obligations for shipping companies to surrender allowances: 40% for verified emissions from 2024, 70% for 2025 and 100% for 2026.  Most large vessels will be included in the scope of the EU ETS from the start.  Big offshore vessels of 5,000 gross tonnage and above will be included in the 'MRV' on the monitoring, reporting and verification of CO2 emissions from maritime transport regulation from 2025 and in the EU ETS from 2027.

International Labor Organization
The International Labor Organization (the "ILO") is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 ("MLC 2006"). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships that are 500 gross tonnage or over and are either engaged in international voyages or flying the flag of a Member and operating from a port, or between ports, in another country. We believe that all our vessels are in substantial compliance with and are certified to meet MLC 2006.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. initially entered into the agreement, but on June 1, 2017, the former U.S. President Trump announced that the United States intends to withdraw from the Paris Agreement, and the withdrawal became effective on November 4, 2020. On January 20, 2021, U.S. President Biden signed an executive order to rejoin the Paris Agreement, which the U.S. officially rejoined on February 19, 2021.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies "levels of ambition" to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. These regulations could cause us to incur additional substantial expenses.
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol's second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the European Union's carbon market are also forthcoming.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002 ("MTSA"). To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI‑2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facility Security Code ("the ISPS Code"). The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate ("ISSC") from a recognized security organization approved by the vessel's flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel's hull; a continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.

The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel's compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us. We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.
The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Flag administration and Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified "in class" by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or "the Rules", which apply to oil tankers and bulk carriers contracted for construction on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. All of our vessels are certified as being "in class" by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd's Register of Shipping).
A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel. In all cases, the interval between any two such examinations is not to exceed 36 months. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable and could prevent us from obtaining secured financing on that vessel. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.
Risk of Loss and Liability Insurance
General
The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected, and we might not be always able to obtain adequate insurance coverage at reasonable rates.
While we maintain hull and machinery insurance, war risks insurance, protection and indemnity cover and freight, demurrage and defense cover for our operating fleet in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. Furthermore, while we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.
Hull & Machinery and War Risks Insurance
We maintain marine hull and machinery and war risks insurance, which cover, among other marine risks, the risk of actual or constructive total loss, for all of our vessels. Our vessels are each covered up to at least fair market value with deductibles ranging to a maximum of $100,000 per vessel per incident for Panamax vessels and $150,000 per vessel per incident for the Capesize vessel.

Protection and Indemnity Insurance
Protection and indemnity insurance is provided by mutual protection and indemnity associations, or "P&I Associations," and covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs."
Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. The International Group's website states that the Pool provides a mechanism for sharing all claims in excess of US$10 million up to, currently, approximately US$8.2 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group. Our vessels may be subject to supplemental calls which are based on estimates of premium income and anticipated and paid claims. Such estimates are adjusted each year by the Board of Directors of the P&I Association until the closing of the relevant policy year, which generally occurs within three years from the end of the policy year. Supplemental calls, if any, are expensed when they are announced and according to the period they relate to.
Organizational Structure
OceanPal Inc. is a company incorporated under the laws of the Republic of the Marshall Islands. We own our vessels through separate wholly-owned subsidiaries incorporated in Marshall Islands, Panama and Cyprus.
Property, plants and equipment
Our only material properties are the vessels in our fleet.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES
Directors and Senior Management
Set forth below are the names, ages and positions of our directors and executive officers. Our Board of Directors consists of 7 members and will be elected annually on a staggered basis, and each director elected will hold office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director's death, resignation, removal or the earlier termination of his or her term of office. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated.

Name	Age	Position
Semiramis Paliou	48	Class I Director and Chairperson
Robert Perri	50	Chief Executive Officer
Ioannis Zafirakis	51	Class III Director
Eleftherios Papatrifon	52	Class II Director
Vasiliki Plousaki	37	Chief Financial Officer
Margarita Veniou	44	Chief Corporate Development and Governance Officer and Secretary
Styliani Alexandra Sougioultzoglou	49	Class I Director
Grigorios-Filippos Psaltis	48	Class II Director
Nikolaos Veraros	52	Class III Director
Alexios Chrysochoidis	49	Class I Director

The term of our Class III directors expires in 2024, the term of our Class I directors expires in 2025 and the term of our Class II directors expires in 2026. The business address of each officer and director is the address of our principal executive offices, which are located at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece.
Biographical information with respect to each of our directors and executive officers is set forth below.
Semiramis Paliou has served as a Director since April 2021. Mrs. Paliou is the Chairperson of the Board of Directors and of the Executive Committee of the Company since November 2021. Mrs. Paliou has served as a Director of Diana Shipping since March 2015. She has also served as Chief Executive Officer, Chairperson of the Executive Committee and a member of the Sustainability Committee of Diana Shipping since March 1, 2021. She previously served as Deputy Chief Executive Officer of Diana Shipping from October 2019 until February 2021. Mrs. Paliou also served as member of the Executive Committee and the Chief Operating Officer of Diana Shipping from August 2018 until February 2021. Mrs. Paliou also serves as Chief Executive Officer of Diana Shipping Services S.A. Mrs. Paliou also serves as the Chairperson of the Hellenic Marine Environment Protection Association (HELMEPA) since June 2020 and she has served on the board of directors since March 2018. As of June 2021, she serves as Vice-Chairperson of INTERMEPA. Also, she is a member of the board of directors of the UK P&I Club since November 2020, member of the Union of Greek Shipowners as of February 2022 and member of the Global Maritime Forum as of April 2022. She is Vice-Chairperson of the Greek committee of Det Norske Veritas, a member of the Greek committee of Nippon Kaiji Kyokai and a member of the Greek committee of Bureau Veritas. From November 2018 to February 2020 Mrs. Paliou also served as Chief Operating Officer of Performance Shipping Inc. Mrs. Paliou has over 20 years of experience in shipping operations, technical management and crewing. Mrs. Paliou began her career at Lloyd's Register of Shipping from 1996 to 1998 as a trainee ship surveyor. She was then employed by Diana Shipping Agencies S.A. From 2007 to 2010 she was employed as a Director and President of Alpha Sigma Shipping Corp. From February 2010 to November 2015 she was the Head of the Operations, Technical and Crew department of Diana Shipping Services S.A. From November 2015 to October 2016 she served as Vice- President of the same company. From November 2016 to the end of July 2018, she served as Managing Director and Head of the Technical, Operations, Crew and Supply department of Unitized Ocean Transport Limited. Ms. Paliou obtained her BSc in Mechanical Engineering from Imperial College, London and her MSc in Naval Architecture from University College, London. Ms. Paliou completed courses in "Finance for Senior Executives" and in "Authentic Leader Development" and a certificate program on "Sustainable Business Strategy" all at Harvard Business School. She is the daughter of Simeon Palios, the Chairman of Diana Shipping, and is Vice-Chairperson of the Greek committee of Det Norske Veritas, a member of the Greek committee of Nippon Kaiji Kyokai and a member of the Greek committee of Bureau Veritas.

Robert Perri has served as the Chief Executive Officer of the Company since February 2023. From June 2021 to December 2022, Mr. Perri worked in the Finance Department of Costamare Inc., a publicly traded company. From November 2016 to June 2021, Mr. Perri was the Chief Financial Officer of TMS Cardiff Gas, Ltd., a private shipping company. Mr. Perri has served as a Director of Kalon Acquisition Group since 2019. In addition, Mr. Perri has spent ten years in equity research for several investment banks covering various industries including shipping, technology and IT services. Mr. Perri is a member of the Chartered Financial Analyst (CFA) Institute and a CFA charterholder. Mr. Perri received his Bachelor of Science degree in Accounting and Finance from Drexel University in 1995 and received his MBA with a focus on finance and banking from SDA Bocconi in 1999.
Ioannis Zafirakis has served as a Director of the Company since April 2021. He has also served as the Company's President, Secretary and Interim Chief Financial Officer from November 2021 to April 2023. Mr. Zafirakis is also member of the Executive Committee of the Company. He has served as a Director of Diana Shipping from February 2005 and as Chief Financial Officer (Interim Chief Financial Officer until February 2021) and Treasurer of Diana Shipping since February 2020 and he is also the Chief Strategy Officer of Diana Shipping. Mr. Zafirakis is also member of the Executive Committee of Diana Shipping. Mr. Zafirakis has held various executive positions such as Chief Operating Officer, Executive Vice-President and Vice-President. In addition, Mr. Zafirakis is the Chief Financial Officer of Diana Shipping Services S.A., where he also serves as Director and Treasurer. From June 1997 to February 2005, Mr. Zafirakis was employed by Diana Shipping Agencies S.A., where he held a number of positions in finance and accounting. From January 2010 to February 2020 he also served as Director and Secretary of Performance Shipping Inc., where he held various executive positions such as Chief Operating Officer and Chief Strategy Officer. Mr. Zafirakis is a member of the Business Advisory Committee of the Shipping Programs of ALBA Graduate Business School at The American College of Greece. He holds a bachelor's degree in Business Studies from City University Business School in London and a master's degree in International Transport from the University of Wales in Cardiff.
Eleftherios (Lefteris) A. Papatrifon has served as a Director of the Company since November 2021. Mr. Papatrifon served as the Company's Chief Executive Officer from November 2021 to January 2023. Mr. Papatrifon is a member of the Executive Committee of the Company. He has served as Director and member of the Executive Committee of Diana Shipping Inc. since February 2023 and as Chief Operating Officer from March 2021 to February 2023. He was Chief Executive Officer, Co-Founder and Director of Quintana Shipping Ltd, a provider of dry bulk shipping services, from 2010 until the company's successful sale of assets and consequent liquidation in 2017. Previously, for a period of approximately six years, he served as the Chief Financial Officer and a Director of Excel Maritime Carriers Ltd. Prior to that, Mr. Papatrifon served for approximately 15 years in a number of corporate finance and asset management positions, both in the USA and Greece. Mr. Papatrifon holds undergraduate (BBA) and graduate (MBA) degrees from Baruch College (CUNY). He is also a member of the CFA Institute and a CFA charterholder.
Vasiliki Plousaki has served as the Chief Financial Officer of the Company since April 2023. Mrs. Plousaki has also served as the Chief Accounting Officer of the Company since June 2021, during which time she has been responsible for all financial reporting requirements. From 2020 to June 2021, she was employJed by Drew Marine, a global maritime company, as EMEA Regional Controller. In 2011 Mrs. Plousaki joined the Athens branch of Ernst and Young (Hellas), where she progressed to Senior Manager and served as an external auditor specializing in audits of US listed shipping companies until 2020. Mrs. Plousaki is a member of the Association of Chartered Certified Accountants (ACCA), holds a Bachelor's degree in Finance from the University of Athens and a Master's degree in Auditing and Accounting from the University of Athens and the Greek Institute of Chartered Accountants.
Margarita Veniou has served as the Chief Corporate Development and Governance Officer of the Company since November 2021 and also served as the Secretary of the Company since April 2023 and she has been responsible for the implementation and supervision of the general corporate matters, including the development of our strategic plans. Ms. Veniou also serves` as Chief Corporate Development, Governance & Communications Officer of Diana Shipping Inc. (NYSE:DSX) and Corporate Development, Governance & Communications Manager of Diana Shipping Services S.A., a ship management company, since July 2022. From September 2004 to June 2022, she has worked for the same companies holding various positions as Associate, Officer, and Manager in the fields of corporate planning and governance. Ms. Veniou held the position of Corporate Planning & Governance Officer from January 2010 to February 2020 in Performance Shipping Inc., a US-listed company.  She is also the General Manager of Steamship Shipbroking Enterprises Inc. since April 2014. She is a member of WISTA Hellas, holds a bachelor΄s degree in Maritime Studies and a master΄s degree in Maritime Economics & Policy from the University of Piraeus. She completed the Sustainability Leadership and Corporate Responsibility course at the London Business School. She has obtained certification in Shipping Derivatives from the Athens University of Economics and Business and she is an ISO 14001 certified by Lloyd’s Register.
Styliani Alexandra Sougioultzoglou has served as a Director of the Company since November 29, 2021. She is member of the Compensation Committee of the Company. Since October 2019, Ms. Sougioultzoglou has managed the Centre of Entrepreneurship and Innovation of the Municipality of Athens, where she has been involved in numerous green entrepreneurship projects as well as EU-funded tech initiatives that assist young entrepreneurs, and has managed the Centre's international relations. She served as Curator and Project Manager in Technopolis of the City of Athens from January 1999 through October 2019. Ms. Sougioultzoglou graduated from the London School of Economics and Political Science with a degree in International Relations & History.
Grigorios-Filippos Psaltis has served as a Director of the Company since November 29, 2021. Mr. Psaltis is the Chairperson of the Compensation Committee of the Company. Since 2017, Mr. Psaltis has served as a Business Consultant at Chesapeake Asset Management L.L.C., a SEC registered company based in New York. He previously worked at Ormos Compania Naviera S.A., a shipping company that specialized in managing and operating multipurpose container vessels, serving as Chief Financial Officer from 1996 to 2006 and as Managing Director from 2006 to 2018. From 1997 to 1999, Mr. Psaltis served on the Investment Committee and was head of business strategy at Dias Portfolio Investment Company, an investment company listed in the Athens Stock Exchange. He held managing positions and has been in the board of directors of various companies in the tourism and food and beverage industry. Mr. Psaltis holds a BSC (Hons) degree from City University Business School in London.
Nikolaos Veraros, CFA, has served as a Director of the Company since November 29, 2021. Mr. Veraros is the Chairperson of the Audit Committee of the Company. Mr. Veraros has served as financial consultant to various shipping companies. He has over 20 years of experience in shipping finance. He was also employed as a senior equity analyst by National Bank of Greece. Mr. Veraros is a Chartered Financial Analyst (CFA), a Certified Market Maker for Derivatives in the Athens Stock Exchange, and a Certified Analyst from the Hellenic Capital Market Commission. He is currently Adjunct Lecturer of shipping finance and economics at King's College, London and ALBA, Athens. Mr. Veraros received his bachelor's degree in business administration from the Athens University of Economics and Business, from which he graduated as valedictorian, and his MBA degree from the William E. Simon Graduate School of Business Administration at the University of Rochester, USA.

Alexios Chrysochoidis has served as a Director of the Company since November 29, 2021. He is member of the Audit Committee of the Company. Mr Chrysochoidis joined Eurobank Equities in 2003 and he is General Manager, Head of Trading in Athens, Greece. He supervises the Equity and Equity Derivatives Market Making Desk along with the Prop Trading Desk. He has extensive cross border experience, specializing in multi asset products within the Capital Markets and Alternative Sectors. Prior to this he worked for Telesis Securities, as Deputy Head of the Derivatives Desk. He holds a B.Sc and an M.Eng in Electrical Engineering from Imperial College (UK) and an M.Sc in Engineering Economic Systems from Stanford University (US).
Compensation
Aggregate executive compensation (including amounts paid to Steamship Shipbroking Enterprises Inc.) for 2022 was $1.94 million. Since November 2021, the services of our executive officers have been provided by Steamship Shipbroking Enterprises Inc., an affiliated company, pursuant to the agreements described in "Directors, Senior Management and Employees — Related Party Transactions". We consider part of these fees under these agreements to constitute the compensation paid to our executives.
Non-employee directors receive annual compensation in the amount of $30,000 plus reimbursement of out-of-pocket expenses. In addition, each director serving as chairman of a committee receives additional annual compensation of $20,000, plus reimbursement for out-of-pocket expenses. Each director serving as member of a committee receives additional annual compensation of $10,000, plus reimbursement for out-of-pocket expenses.
Our Board of Directors awarded an aggregate amount of 5,314 of our Series C Preferred Shares to executive management and non-executive directors, pursuant to our 2021 Equity Incentive Plan, as amended and restated, as an annual incentive bonus. All restricted shares vest ratably over two years from their grant date. The restricted shares are subject to forfeiture until they become vested. Unless they forfeit, grantees have the right to receive and retain all dividends paid and to exercise all other rights, powers and privileges of a holder of shares. As of the date of this prospectus, 991 out of the 5,314 Series C Preferred Shares awarded have vested.
In 2022, compensation costs under our restricted stock awards amounted to $0.57 million.
We do not have a retirement plan for our officers or directors.

Equity Incentive Plan
Our board of directors has approved and the Company has adopted the 2021 Equity Incentive Plan, as amended and restated, pursuant to which the Company may issue up to 100,000 common shares, all of which remained available for issuance as of May 10, 2023 and 10,000 Series C Preferred Shares, of which 4,686 remain available to be granted under the 2021 Equity Incentive Plan. As of the date of this prospectus, 991 out of the 5,314 Series C Preferred Shares awarded have vested.
Under the 2021 Equity Incentive Plan, the Company's employees, officers and directors are entitled to receive options to acquire the Company's Common Shares. The 2021 Equity Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors or such other committee of the Board as may be designated by the Board. Under the terms of the 2021 Equity Incentive Plan, the Company's Board of Directors is able to grant (a) non-qualified stock options, (b) stock appreciation rights, (c) restricted stock, (d) restricted stock units, (e) unrestricted stock, (f) other equity-based or equity-related awards, (g) dividend equivalents and (h) cash awards. No options or stock appreciation rights can be exercisable subsequent to the tenth anniversary of the date on which such Award was granted. Under the 2021 Equity Incentive Plan, the Administrator may waive or modify the application of forfeiture of awards of restricted stock and performance shares in connection with cessation of service with the Company. No Awards may be granted under the 2021 Equity Incentive Plan following the tenth anniversary of the date on which the Plan is adopted by the Board.
Board Practices
We have established an Audit Committee, comprised of two non-executive board members, which is responsible for reviewing our accounting controls, recommending to the board of directors the engagement of our independent auditors, and pre-approving audit and audit-related services and fees. Each member has been determined by our board of directors to be "independent" under the rules and regulations of the SEC. As directed by its written charter, the Audit Committee is responsible for appointing, and overseeing the work of the independent auditors, including reviewing and approving their engagement letter and all fees paid to our auditors, reviewing the adequacy and effectiveness of the Company's accounting and internal control procedures and reading and discussing with management and the independent auditors the annual audited financial statements. The members of the Audit Committee are Nikolaos Veraros (chairperson and financial expert) and Alexios Chrysochoidis (member and financial expert).
We have established a Compensation Committee comprised of two members, which, as directed by its written charter, is responsible for setting the compensation of executive officers of the Company, reviewing the Company's incentive and equity-based compensation plans, and reviewing and approving employment and severance agreements. The members of the Compensation Committee are Grigorios-Filippos Psaltis (chairperson) and Styliani Alexandra Sougioultzoglou (member).
We have established an Executive Committee comprised of the Company's Director and Chairperson, Mrs. Semiramis Paliou (Chairperson) and the two executive directors Mr. Ioannis Zafirakis (member), and Mr. Eleftherios (Lefteris) Papatrifon (member). The Executive Committee has, to the extent permitted by law, the powers of the Board of Directors in the management of the business and affairs of the Company.
Employees
We have no employees but we pay Steamship for the services of our officers. DWM is responsible for identifying the appropriate officers and seamen mainly through crewing agencies. The crewing agencies handle each seaman's training, travel and payroll. DWM ensures that all our seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. As of December 31, 2022, 86 seafarers were employed by our vessel-owning subsidiaries.
Related Party Transactions
Steamship Shipbroking Enterprises Inc.
Steamship Shipbroking Enterprises Inc. ("Steamship"), a related party that is controlled by the Chairman of Diana Shipping, provides to us insurance, administrative and brokerage services pursuant to a Management Agreement for insurance-related services; an Administrative Services Agreement; and a Brokerage Services Agreement.

Under each vessel-owning subsidiary's Management Agreement for insurance-related services with Steamship, the vessel-owning subsidiary pays Steamship a fixed fee of either (i) $500 per month for each month that the vessel is employed or is available for employment or (ii) $250 per month for each month that the vessel is laid-up and not available for employment for at least 15 calendar days of such month. These Management Agreements may be terminated by either party on three months' prior written notice.
Under our Administrative Services Agreement with Steamship, Steamship provides certain administrative services which may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services and any other possible service that we require to perform our operations. We pay Steamship a monthly fee of $10,000. This agreement may be terminated by either party on 30 days' prior written notice.
Under our Brokerage Services Agreement with Steamship, we paid Steamship a lump sum commission of $95,000 per month until December 31, 2022, plus 2.5% on the hire agreed per charter party for each vessel (subject to required deductions and withholdings); provided, however, that we and Steamship may agree to commissions on a percentage basis for specific deals. On March 7, 2023, our Brokerage Services Agreement with Steamship was terminated, and we thereby entered into a new agreement effective as of January 1, 2023. Pursuant to the new brokerage services agreement with Steamship, our fixed brokerage monthly fee was increased to $150,000, whereas the remaining agreement terms remained unaltered. This Brokerage Services Agreement shall be for a term of 12 (twelve) months commencing on January 1, 2023 and ending (unless terminated earlier on the basis of any other provision contained therein) on December 31, 2023, and shall be automatically renewed for a further periods of one calendar year.
Diana Shipping, Non-Competition Agreement
We have entered into a non-competition agreement with Diana Shipping, dated November 2, 2021, pursuant to which Diana Shipping granted us (i) a right of first refusal over any opportunity available to Diana Shipping (or any of its subsidiaries) to acquire or charter-in any dry bulk vessel that is larger than 70,000 dwt and that was built prior to 2006 and (ii) a right of first refusal over any employment opportunity for a dry bulk vessel pursuant to a spot market charter presented or available to Diana Shipping with respect to any vessel owned or chartered in, directly or indirectly, by Diana Shipping. The non-competition agreement also prohibits the Company and Diana Shipping from soliciting each other's employees. The terms of the non-competition agreement provide that it will terminate on the date that (i) Diana Shipping's ownership of our equity securities represents less than 10% of total outstanding voting power and (ii) we and Diana Shipping share no common executive officers.
Diana Shipping, Right of First Refusal
We have entered into a right of first refusal agreement with Diana Shipping, dated November 8, 2021, pursuant to which Diana Shipping granted us a right of first refusal over six dry bulk carriers then owned by Diana Shipping and identified in the agreement. As of the date of this prospectus, three of the six identified vessels from Diana Shipping remain available for our purchase.  Pursuant to this right of first refusal, we have the right, but not the obligation, to purchase one or all of the three identified vessels when and if Diana Shipping determines to sell the vessels. Pursuant to the agreement, in connection with our right of first refusal in any vessel acquisition opportunity, our right to purchase the vessel will be at a price equal to the fair market value of each vessel at the time of sale, as determined by the average of two independent shipbroker valuations from brokers mutually agreeable to the Company and Diana Shipping. If we do not exercise our right to purchase a vessel, Diana Shipping has the right to sell the vessel to any third party for a period of three months from the date we received notice of the offer from Diana Shipping.
On June 13, 2022, we entered into a memorandum of agreement with Diana Shipping to acquire a 2005- built Capesize vessel, the m/v Baltimore, having a carrying capacity of 177,243 dwt and an age of 17.3 years, as of that date, for a total consideration of $22.0 million. Of the purchase price, 20%, or $4.4 million, was paid in cash upon signing of the memorandum of agreement, and the remaining amount was paid upon delivery of the vessel to us in 25,000 shares of our Series D Preferred Stock. Our purchase of this vessel was made pursuant to our exercise of a right of first refusal granted to us by Diana Shipping on several identified vessels based on an agreement dated November 8, 2021. The vessel was delivered to the Company on September 20, 2022. The acquisition of the vessel was approved by a committee of independent members of our Board of Directors.
On February 1, 2023, we entered into a memorandum of agreement with Diana Shipping to acquire a 2005-built Panamax vessel, the m/v Melia, having a carrying capacity of 76,225 dwt and an age of 18 years, as of that date, for a total consideration of $14.0 million. Of the purchase price, $4.0 million, was paid in cash upon signing of the memorandum of agreement, and the remaining amount was paid upon delivery of the vessel to us in 13,157 shares of our Series D Preferred Stock. Our purchase of this vessel was made pursuant to our exercise of a right of first refusal granted to us by Diana Shipping on several identified vessels based on an agreement dated November 8, 2021. The vessel was delivered to the Company on February 8, 2023. The acquisition of the vessel was approved by a committee of independent members of our Board of Directors.

Contribution and Conveyance Agreement
We entered into an amended and restated contribution and conveyance agreement with Diana Shipping, dated as of November 17, 2021, pursuant to which Diana Shipping (i) contributed certain vessel-owning subsidiaries, together with $1.0 million in working capital, to us on November 29, 2021 in exchange for our common shares, Series B Preferred Shares and Series C Preferred Shares, and (ii) agreed to indemnify us and the vessel-owning subsidiaries for any and all obligations and other liabilities arising from or relating to the operation, management or employment of our vessels prior to the effective date of the Spin-Off.
Diana Wilhelmsen Management Limited
Diana Wilhelmsen Management Limited, or DWM, is a 50/50 joint venture of Diana Shipping and an affiliated entity of us, which provides management services to the vessels in our fleet pursuant to a management agreement, under which each of our vessel-owning subsidiaries pays, for each vessel, an aggregate of 1.25% on hire and on freight of the vessel's gross income, plus either (i) $18,500 for each month that the vessel is employed or available for employment or (ii) $9,250 per month for each month that the vessel is laid-up and not available for employment for at least 15 calendar days of such month. The management agreement may be terminated by either party on three months' prior written notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial owners of more than five percent of shares of our Common Shares, and the beneficial ownership of each of our directors and executive officers as of May 10, 2023. All of our stockholders listed in this table, are entitled to one vote for each share held.
Beneficial ownership is determined in accordance with the Commission's rules. In computing percentage ownership of each person, shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Identity of person or group	Number	Percentage*
Diana Shipping Inc. (1)	24,196,388	49.00%
Semiramis Paliou (2)(3)(4)	17,567,364	41.09%
Ioannis Zafirakis (2)(3)	2,329,520	8.47%
Eleftherios Papatrifon (2)(3)	1,083,848	4.13%
Intracoastal Capital LLC (5)	5,490,115	9.99%
Anson Investments Master Fund LP (5)	4,087,602	7.69%
Robert Perri	—	—
Styliani Alexandra Sougioultzoglou	**	**
Grigorios-Filippos Psaltis	**	**
Nikolaos Veraros	**	**
Alexios Chrysochoidis	**	**
Margarita Veniou	**	**
Vasiliki Plousaki	—	—
__________
*	Based on 25,183,996 Common Shares outstanding as of May 10, 2023, adjusted with assumed conversion of Series C and Series D Preferred Stock to Common Shares, capped to 49%, described under (1) below.
**	Less than 1%
(1)
Diana Shipping Inc. owns 500,000 shares of our Series B Preferred Stock. Through its beneficial ownership of our Series B Preferred Stock, Diana Shipping Inc. is entitled to cast 2,000 votes for each share of Series B Preferred Stock on all matters on which our common shareholders are entitled to vote of up to 34% of the total number of votes entitled to vote on such matter. To the extent the aggregate voting power of any holder of Series B Preferred Stock, together with any affiliate of such holder, would exceed 49% of the total number of votes that may be cast on any matter submitted to a vote of our shareholders, the number of votes of relating to its shares of Series B Preferred Stock shall be automatically reduced so that such holder's aggregate voting power, together with any affiliate of such holder, is not more than 49%. Diana Shipping also owns 10,000 shares of our Series C Preferred Stock, which may be converted into our Common Shares, at Diana Shipping's option commencing upon the first anniversary of the original issue date, at a conversion price equal to the lesser of $65.00 and the 10-trading day trailing VWAP of our Common Shares, subject to certain adjustments. Diana Shipping, however, is prohibited from converting its shares of Series C Preferred Stock into Common Shares to the extent that, as a result of such conversion, Diana Shipping (together with its affiliates) would beneficially own more than 49% of the total outstanding Common Shares. Without giving effect to the Distribution pursuant to this prospectus, Diana Shipping also owns 13,157 shares of our Series D Preferred Stock, which may be converted into our Common Shares, at any time at Diana Shipping's option, at a conversion price equal to the 10-trading day trailing VWAP of our Common Shares, subject to certain adjustments. Diana Shipping, however, is prohibited from converting its shares of Series D Preferred Stock into Common Shares to the extent that, as a result of such conversion, Diana Shipping would beneficially own more than 49% of the total outstanding Common Shares.

(2)
Semiramis Paliou, Ioannis Zafirakis and Eleftherios Papatrifon may be deemed to have beneficial ownership of Common Shares through their ownership of Series C and D Preferred Stock which may be converted into Common Shares at a conversion price equal to the 10-day trailing VWAP of Common Shares subject to certain adjustments. The above ownership reflects the number of Common Shares into which such Series C and D Preferred Stock may be converted at an assumed 10-day trailing VWAP of $0.26572 as of the closing date of May 10, 2023.

(3)
On April 15, 2022, and March 7, 2023, our Board of Directors approved the award of 1,982 and 3,332 shares, respectively, of our Series C Preferred Stock to executive management and non-executive directors pursuant to our 2021 Equity Incentive Plan, as amended, of which 991 shares have been vested and issued as of the date of this prospectus, whereas the remaining 4,323 shares have not yet been vested and issued. The information in the table above does not include the shares not yet vested and issued under these awards. The Series C Preferred Stock awarded on April 15, 2022, and March 7, 2023, respectively, vest ratably over a service period of two years and will be convertible at the holders' election at such time.

(4)
Semiramis Paliou owns, through Tuscany Shipping Corp., 1,200 shares of our newly designated Series E Preferred Stock. Through her beneficial ownership of our Series E Preferred Stock, Ms. Paliou is entitled to cast a number of votes for all matters on which our common shareholders are entitled to vote of up to 15% of the total number of votes entitled to vote on such matter. The Series E Preferred Stock votes with the Common Shares of the Company, and each share of the Series E Preferred Stock entitles the holder thereof to up to 25,000 votes, on all matters submitted to a vote of the stockholders of the Company, subject up to 15% of the total number of votes entitled to be cast on matters put to shareholders of the Company. The Series E Preferred Stock is convertible, at the election of the holder, in whole or in part, into our Common Shares at a conversion price equal to the 10-trading day trailing VWAP of our Common Shares, subject to certain adjustments, commencing at any time after (i) the cancellation of all of our Series B Preferred Stock or (ii) the transfer for all of our Series B Preferred Stock (collectively a "Series B Event"). The 15% limitation discussed above, shall terminate upon the occurrence of a Series B Event.

(5)
The number of Common Shares beneficially owned in the table do not give effect to the beneficial ownership blockers contained in the Class A Warrants, Class B Warrants, and Private Placement Warrants held by the above reported persons, but the percentages in the table do give effect to such beneficial ownership blockers.

As of May 10, 2023, we had 89 shareholders of record, 75 of which were located in the United States and held an aggregate of 25,048,215 of our Common Shares, representing 99.46% of our outstanding Common Shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 25,046,090 of our common shares as of that date. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. We refer you to our Amended and Restated Articles of Incorporation and Bylaws, contained in our annual report incorporated herein by reference.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, our authorized capital stock consists of 1,000,000,000 Common Shares, par value $0.01 per share, of which 25,183,996 shares were issued and outstanding as of May 10, 2023, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 1,000,000 shares are designated Series A Participating Preferred Stock, none of which were issued and outstanding as of May 10, 2023, (ii) 500,000 shares are designated Series B Preferred Stock, all of which were issued and outstanding as of May 10, 2023, (iii) 20,000 shares are designated Series C Preferred Stock, of which 10,991 were issued and outstanding as of May 10, 2023, and 4,323 have been granted (but not yet issued) under our 2021 Equity Incentive Plan, as amended and restated, (iv) 25,000 shares were designated as Series D Preferred stock, of which 22,329 were issued and outstanding as of May 10, 2023; and (v) 10,000 shares are designated Series E Preferred Stock, of which 1,200 were issued and outstanding as of May 10, 2023. All of our shares of stock are in registered form.
Common Shares
Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of Common Shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of Common Shares are subject to the rights of the holders of our preferred stock.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our Common Shares, Series A Participating Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or other preferred stock we may issue in the future, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Series B Preferred Stock
The Series B Preferred Stock entitles Diana Shipping the right to vote up to 34% of the total number of votes entitled to be cast for all matters for which our shareholders are entitled to vote on, but have no economic rights. To the extent the aggregate voting power of any holder of Series B Preferred Stock, together with any affiliate of such holder, would exceed 49% of the total number of votes that may be cast on any matter submitted to a vote of our shareholders, the number of votes related to each share of Series B Preferred Stock shall be automatically reduced so that such holder's aggregate voting power, together with any affiliate of such holder, is not more than 49%.
Series C Preferred Stock
The outstanding shares of Series C Preferred Stock have a cumulative preferred dividend accruing at the rate of 8.0% per annum, a $1,000 liquidation preference and are convertible into Common Shares at Diana Shipping's option commencing upon the first anniversary of the original issue date, at a conversion price equal to the lesser of $65.00 and the 10-trading day trailing VWAP of our Common Shares, subject to certain adjustments. Diana Shipping, however, is prohibited from converting its shares of Series C Preferred Stock into Common Shares to the extent that, as a result of such conversion, Diana Shipping (together with its affiliates) would beneficially own more than 49% of the total outstanding Common Shares.
The shares of Series C Preferred Stock have no voting rights except (1) in respect of amendments to the Articles of Incorporation which would adversely alter the preferences, powers or rights of the holders of Series C Preferred Stock or (2) in the event that we propose to issue (a) any parity stock if the cumulative dividends payable on our outstanding shares of Series C Preferred Stock are in arrears (b) or any senior stock.
Dividends on shares of the Series C Preferred Stock accrue and are cumulative from the date that the shares of the Series C Preferred Stock are originally issued and are payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends are paid on January 15, April 15, July 15 and October 15 (each, a "Dividend Payment Date"). If any Dividend Payment Date otherwise falls on a day that is not a business day, declared dividends will be payable on the next day business day without the accumulation of additional dividends.
Series D Preferred Stock
The outstanding shares of Series D Preferred Stock have a cumulative preferred dividend accruing at the rate of 7.0% per annum, a $1,000 liquidation preference and are convertible into Common Shares at the holder's option commencing upon the original issue date, at a conversion price equal to the 10-trading day trailing VWAP of our Common Shares, subject to certain adjustments. Each holder, however, is prohibited from converting its shares of Series D Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 49% of our total outstanding Common Shares.
The holders of shares of Series D Preferred Stock have no voting rights except (1) in respect of amendments to the Articles of Incorporation which would adversely alter the preferences, powers or rights of the holders of Series D Preferred Stock or (2) in the event that we propose to issue (a) any parity stock if the cumulative dividends payable on our outstanding shares of Series D Preferred Stock are in arrears or any senior stock.
Dividends on shares of the Series D Preferred Stock accrue and are cumulative from the date that the shares of the Series D Preferred Stock are originally issued and are payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends are paid on January 15, April 15, July 15 and October 15 (each, a "Dividend Payment Date") commencing October 15, 2022. If any Dividend Payment Date otherwise falls on a day that is not a business day, declared dividends will be payable on the next day business day without the accumulation of additional dividends.

Series E Preferred Stock
The Series E Preferred Stock has no dividend or liquidation rights. The Series E Preferred Stock votes with the Common Shares, and each share of the Series E Preferred Stock entitles the holder thereof to up to 25,000 votes, on all matters submitted to a vote of the stockholders of the Company, subject to up to 15% of the total number of votes entitled to be cast on matters put to shareholders of the Company. The Series E Preferred Stock is convertible, at the election of the holder, in whole or in part, into Common Shares at a conversion price equal to the 10-trading day trailing VWAP of our Common Shares, subject to certain adjustments, at any time after (i) the cancellation of all of our Series B Preferred Stock or (ii) the transfer for all of our Series B Preferred Stock (collectively, a "Series B Event"). The 15% limitation discussed above, shall terminate upon the occurrence of a Series B Event. The Series E Preferred Stock is transferable only to the holder's immediate family members and to affiliated persons or entities, with the prior consent of the Company.
Preferred Stock Purchase Rights
On November 29, 2021, we entered into a Stockholders Rights Agreement, which was amended and restated as of December 16, 2022, and which we refer to as the Rights Agreement, with Computershare Trust Company, N.A., as Rights Agent on.
Under the Rights Agreement, we have declared a dividend payable of one preferred stock purchase right, or Right, for each share of common stock outstanding immediately following the consummation of Diana Shipping's distribution of our common shares. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at an exercise price of $40.00 per share. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of Common Shares having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 15% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which is incorporated by reference herein.
Detachment of the Rights
The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common shares registered in book entry form, which we refer to as "book entry shares," by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire 10 years after the date thereof, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company's Common Shares; or
•
the 10th business day (or such later date as determined by the Company's board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company's Common Shares.

"Acquiring person" is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company's Common Shares. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, or any person holding shares of common stock for or pursuant to the terms of any such plan, are excluded from the definition of "acquiring person." In addition, persons who beneficially own 15% or more of the Company's Common Shares on the effective date of the Rights Agreement and are excluded from the definition of "acquiring person" until such time as they acquire additional shares in excess of 2% of the Company's then outstanding common stock as specified in the Rights Agreement for purposes of the Rights, and therefore, until such time, their ownership cannot trigger the Rights. For purposes of the Stockholders Rights Agreements, Diana Shipping Inc. and our Chairperson of the Board or any entity controlled by our Chairperson of the Board will not be considered an Acquiring Person regardless of the beneficial ownership of such person. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.
Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of Common Shares.
Until the Rights distribution date:
•	our common stock certificates and book entry shares will evidence the Rights, and the Rights will be transferable only with those certificates; and
•	any new common stock will be issued with Rights and new certificates or book entry shares, as applicable, will contain a notation incorporating the Rights Agreement by reference.
As soon as practicable after the Rights distribution date, the Rights Agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.
We will not issue Rights with any Common Shares we issue after the Rights distribution date, except as our board of directors may otherwise determine.
Flip-In Event
A "flip-in event" will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.
If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading "Redemption of Rights" below or, if the acquiring person acquires less than 50% of our outstanding Common Shares and we do not exchange the Rights as described under the heading "Exchange of Rights" below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.
When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Rights Agreement specifies.
Flip-Over Event
A "flip-over event" will occur under the Rights Agreement when, at any time after a person has become an acquiring person:
•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or
•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.
Anti-dilution
The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement  will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our Series A Participating Preferred Stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.
Redemption of Rights
At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.
Exchange of Rights
We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Rights Agreement.
Amendment of Terms of Rights
During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights Agreement, other than to decrease the redemption price, only as follows:
•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or
•
to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Class A Warrants, Class B Warrants and Private Placement Warrants
The following summary of certain terms and provisions of Class A Warrants offered pursuant to our underwritten public offering completed in January 2022, the Class B Warrants and offered pursuant to our registered direct offering completed in February 2023  and the Private Placement Warrants, is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, the form of Class B Warrant and the form of the Private Placement Warrant. Prospective investors should carefully review the terms and provisions set forth in the form of Class A Warrant, the form of Class B Warrant and the form of the Private Placement Warrant.

Exercisability. The Class A Warrants, Class B Warrants and Private Placement Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Class A Warrants, Class B Warrants and Private Placement Warrants is exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants, Class B Warrants and Private Placement Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants, Class B Warrants and Private Placement Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class A Warrants, Class B Warrants and Private Placement Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrants, Class B Warrants and Private Placement Warrants. No fractional Common Shares will be issued in connection with the exercise of a Class A Warrant, Class B Warrant or a Private Placement Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. Additionally, pursuant to the terms of the Private Placement Warrants, the holders may elect to exercise such warrants on a cashless basis at the rate of 0.75 Common Share per warrant on or after the later of (i) the date the Selling Shareholders Registration Statement was declared effective, (ii) March 24, 2023, and (iii) the date the aggregate cumulative trading volume of the Company's Common Shares beginning on February 8, 2023 exceeds 60 million shares.
Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants, Class B Warrants and Private Placement Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days' prior notice from the holder to us with respect to any increase in such percentage.
Exercise Price. The exercise price per whole Common Share purchasable upon exercise of the Class B Warrants and the Private Placement Warrants is $1.01 per share, subject, in the case of the Private Placement Warrants, to the alternative cashless exercise provisions. The exercise price per whole Common Share purchasable upon exercise of the Class A Warrants is $7.70 per share. The exercise price and number of common shares issuable upon exercise adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares.
Transferability. Subject to applicable laws, the Class A Warrants and Class B Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We do not intend to apply for the listing of the Class A Warrants and the Class B Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants and Class B Warrants will be limited.
Rights as a Shareholder. Except as otherwise provided in the Class A Warrants, Class B Warrants and Private Placement Warrants or by virtue of such holder's ownership of our Common Shares, the holder of a Class A Warrant, Class B Warrant and Private Placement Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the warrant.
Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants, Class B Warrants and Private Placement Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, the holders of the Class A Warrants, the Class B Warrants and the Private Placement Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrants, the Class B Warrants, and the Private Placement Warrants, in the event of certain fundamental transactions, the holders of the Class A Warrants, the Class B Warrants, and the Private Placement Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants, the Class B Warrants, and the Private Placement Warrants on the date of consummation of such transaction.
Governing Law. The Class A Warrants, the Class B Warrants and the Private Placement Warrants are governed by New York law.

TAXATION
Material United States Federal Income Tax Considerations
In the opinion of Seward & Kissel LLP, the following discussion summarizes certain U.S. federal income and Marshall Islands tax considerations that may be applicable to "U.S. Holders" and "non-U.S. Holders" (each as defined below) with respect to the distribution, ownership, sale, exchange or disposition of the Common Shares and the Series D Preferred Stock, and of the ownership, exercise, lapse and disposition of the Series D Preferred Stock, and of the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. This discussion only applies to shareholders who acquire common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of common stock in light of its particular circumstances.
This discussion is based upon provisions of the Code, the Treasury Regulations, promulgated thereunder and rulings and judicial decisions all as of the date hereof, and all of which may change, perhaps retroactively, potentially resulting in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of common stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of common stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding common stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax or the "base erosion and anti-avoidance" tax, a person required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an "applicable financial statement", an insurance company, former U.S. citizens or former long-term U.S. resident aliens, persons who own, directly or constructively, 10% or more of our equity).
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock, preferred stock or Warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of common stock or preferred stock.
You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of common stock by "U.S. Holders" and the purchase, ownership, exercise, lapse, sale or other disposition of the Warrants by "U.S. Holders." You are a "U.S. Holder" if you are a beneficial owner of common stock, preferred stock or Warrants and you are for U.S. federal income tax purposes;
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Taxation of the Distribution of OceanPal Stock to Shareholders of Diana Shipping
Provided Diana Shipping is not a PFIC, the distribution of Common Shares or Series D Preferred Stock will constitute a dividend for U.S. federal income tax purposes to the extent the fair market value of the distributed securities is less than Diana Shipping's current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of Diana Shipping's current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its Diana Shipping stock and thereafter as capital gain. A U.S. Holder's initial tax basis in the shares distributed by Diana Shipping will be equal to the fair market value of such stock.
Distributions in General.
Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to Common Shares or Series D Preferred Stock generally will constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its Common Shares or Series D Preferred Stock and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from Diana Shipping because Diana Shipping is not a U.S. corporation. Dividends received with respect to Common Shares or the Series D Preferred Stock generally will be treated as non-U.S. source "passive category income" for purposes of computing allowable foreign tax credits for United States federal income tax purposes.
Dividends paid on Common Shares or Series D Preferred Stock to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as "qualified dividend income" that are taxable to such U.S. Individual Holders at preferential tax rates provided that (1) common stock is readily tradable on an established securities market in the United States (such as the Nasdaq, on which Common Shares are listed); (2) OceanPal is not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned common stock for more than 60 days in the 121-day period beginning 60 days before the date on which it becomes ex-dividend. U.S. Individual Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to common stock.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any amounts received in respect of Common Shares or Series D Preferred Stock that are treated as "extraordinary dividends." In general, an extraordinary dividend is a dividend with respect to a common stock or a preferred stock that is equal to or in excess of 5% of the holder's adjusted tax basis (or fair market value upon such holder's election). In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of the holder's adjusted tax basis (or fair market value).
Sale, Exchange, or Other Disposition of Common Shares or Series D Preferred Stock.
Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of Common Shares or Series D Preferred Stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's adjusted tax basis in such stock. The U.S. Holder's initial tax basis in its Common Shares or Series D Preferred Stock generally will be the U.S. Holder's purchase price for the stock or the fair market value at the time such stock was distributed by Diana Shipping and that tax basis will be reduced (but not below zero) by the amount of any distributions that are treated as non- taxable returns of capital. Such gain or loss will generally be treated as long-term capital gain or loss if the
U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. The exchange of Series D Preferred Stock for our Common Shares should generally not be treated as a taxable exchange for U.S. federal income tax purposes. Non-corporate U.S. Holders may be eligible for preferential rates of United States federal income tax in respect of long-term capital gains. A U.S. Holder's ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.- source income or loss, as applicable, for United States foreign tax credit purposes.

Consequences of Owning Shares in a passive foreign investment company, or "PFIC."
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Common Shares either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are or have been a PFIC during any taxable year, nor do we expect to become a PFIC with respect to our current taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs  in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our Common Shares or preferred stock makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder of our Common Shares should be able to make a "mark-to-market" election with respect to Common Shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder's Common Shares or preferred stock.
Taxation of U.S. Holders Making a Timely QEF Election.
If a U.S. Holder makes a timely QEF election (or an "Electing Holder"), then, for United States federal income tax purposes, such Electing Holder must report as income for its taxable year its pro rata share of the Issuer's ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which such Electing Holder is reporting, regardless of whether or not the Electing Holder received distributions from the Issuer in that year. The Electing Holder's adjusted tax basis in Common Shares or preferred stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder's adjusted tax basis and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of Common Shares or preferred stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its United States federal income tax return. We will provide each U.S. Holder with the information necessary to make the QEF election described above, although there can be no assurances that we will be able to provide such information annually.

Taxation of U.S. Holders Making a Mark-to-Market Election.
Alternatively, if, as we anticipate, common stock are treated as "marketable stock," a U.S. Holder would be permitted to make an election to mark-to-market its common stock (the "Mark-to-Market Election"), provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of common stock at the end of the taxable year over such holder's adjusted tax basis in common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder's tax basis in its common stock would be adjusted to reflect any such income or loss amount. Gain realized  on the sale, exchange or other disposition of common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.
A U.S.  Holder that does not make either a QEF election or a Mark-to-Market Election for that year    (or a "Non-Electing Holder") would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on common stock or preferred stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for common stock), and (2) any gain realized on the sale, exchange or other disposition of common stock. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for common stock;
•
the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

United States Federal Income Taxation of Non-U.S. Holders
A beneficial owner of  common stock (other than a partnership or an entity or arrangement treated as   a partnership for United States federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holding common stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of common stock.
Distributions
Distributions we pay to a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, our distributions will generally be subject to United States federal income tax, on a net income basis at the regular graduated rates, to the extent they constitute income effectively connected with the Non-U.S. Holder's United States trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a United
States permanent establishment maintained by the Non-U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Disposition of common stock or preferred stock.
In general, a Non-U.S. Holder is not subject to United States federal income tax or withholding tax on any gain resulting from the disposition of common stock or preferred stock provided the Non-U.S. Holder is not engaged in a United States trade or business. A Non-U.S. Holder that is engaged in a United States trade or business   will be subject to United States federal income tax, on a net income basis at the regular graduated rates, in the event the gain from the disposition of stock is effectively connected with the conduct of such United States trade or business (provided, in the case of  a Non-U.S. Holder entitled to the benefits of  an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. However, even if not engaged in a United States trade or business, individual Non-U.S. Holders may be subject to tax on gain (which may be offset by U.S. source capital losses of the Non-U.S. Holder, even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) resulting from the disposition of common stock if they are present in the United States for 183 days or more during the taxable year in which the stock is disposed and meet certain other requirements.
Non-U.S. Holders subject to United States federal income tax should consult their own tax advisors regarding the tax consequences of an investment in common stock.
Information reporting and backup withholding.
In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of  a disposition of common stock will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (or applicable successor forms) together with all applicable certifications and statements, as applicable.
Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for United States federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a United States federal income tax return with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds
$75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, common stock, unless the shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

U.S. Federal Income Taxation of the Company
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States exclusive of certain U.S. territories and possessions constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
In the absence of exemption from tax under Section 883 of the Code, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the Treasury Regulations thereunder, the Company will be exempt from United States federal income taxation on its U.S.-source shipping income if:
•	the Company is organized in a foreign country, or its country of organization, that grants an "equivalent exemption" to corporations organized in the United States; and
Either
•
more than 50% of the value of the Company's stock is owned, directly or indirectly, by "qualified shareholders," individuals who are "residents" of a foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test," or

•
the Company's stock is "primarily and regularly traded on an established securities market" in a country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The Marshall Islands, the jurisdiction where the Company is incorporated, and each of the jurisdictions where the Company's subsidiaries are incorporated grants an "equivalent exemption" to United States corporations. Therefore, the Company and its subsidiaries will be exempt from United States federal income taxation in any taxable year with respect to our U.S.-source shipping income if the Company satisfies either the 50% Ownership Test or the Publicly-Traded Test for such taxable year.
The Company does not expect that it will be able to satisfy the 50% Ownership Test for any taxable year due to the anticipated, widely-held nature of its stock.

The Company's ability to satisfy the Publicly-Traded Test is discussed below.
The Treasury Regulations provide, in pertinent part, that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. Our Common Shares will be "primarily traded" on the Nasdaq Capital Market, which is an established securities market for these purposes.
Under the regulations, the Company's Common Shares will be considered to be "regularly traded" on an established securities market if one or more classes of its stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market (the "listing threshold"). Since the Company's Common Shares will be listed on the Nasdaq Capital Market, the Company will satisfy the listing threshold.
It is further required that with respect to each class of stock relied upon to meet the listing threshold Article I. such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in the case of a short taxable year); and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year (or as appropriately adjusted in the case of a short taxable year). The Company expects to satisfy the trading frequency and trading volume tests described in this paragraph. Even if this were not the case, the relevant Treasury regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as the Company expects to be the case with its Common Shares, such class of stock is traded on an established market in the United States, such as the Nasdaq Capital Market, and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the Treasury regulations provide that, in pertinent part, a non-U.S. corporation's common stock will not be considered to be "regularly traded" on an established securities market for any taxable year if 50% or more of the outstanding shares of such corporation's common stock is owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the common stock the corporation (the "5% Override Rule").
For purposes of being able to determine the persons who own 5% or more of a corporation's stock ("5% Shareholders") the Treasury regulations permit a corporation to rely on  Schedule  13-D  and Schedule 13-G filings with the Commission to identify persons who have a 5% or more beneficial interest in such corporation's common stock. The Treasury regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.
It is possible that 5% Shareholders may own more than 50% of our Common Shares. In the event the 5% Override Rule is triggered, the Treasury regulations provide that the 5% Override Rule will nevertheless not apply if the Company can establish that within the group of 5% Shareholders, there are sufficient 5%
Shareholders that are considered to be "qualified shareholders" for purposes of Section 883 of the Code to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the corporation's common stock for more than half the number of days during the taxable year. To establish this exception to the 5% Override Rule, 5% Shareholders owning a sufficient number of our Common Shares would have to provide the Corporation with certain information in order to substantiate their status as qualified shareholders. If 5% Shareholders were to own more than 50% of our Common Shares, there is no assurance that we would be able to satisfy the foregoing requirements.
Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for future taxable years.

Taxation in Absence of Exemption
If the benefits of Section 883 of the Code are unavailable for any taxable year, the Company's U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, will be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions ("4% gross basis tax regime"). Since under the sourcing rules described above, no more than 50% of our shipping income is treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income will not exceed 2% under the 4% gross basis tax regime.
To the extent the benefits of the Section 883 of  the Code are unavailable and the Company's U.S. source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" U.S. source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at a rate of  21%. In addition, the Company may be subject to the 30% United States federal "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such United States trade or business.
The Company's U.S. source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:
1)	The Company has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
2)
Substantially all of the Company's U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The Company does not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company's shipping operations and other activities, the Company believes that none of its U.S. source shipping income will be "effectively connected" with the conduct of a United States trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether the Company qualifies for exemption under Section 883 of the Code, the Company will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of  the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by the Company will be considered to occur outside of the United States.
Certain Marshall Islands Tax Law Considerations
The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders. Nor will there be any Marshall Islands withholding taxes imposed on the conversion of the Preferred Stock for Common Shares and the distribution of the Common Shares.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING OR HOLDING THE COMPANY'S COMMON SHARES.

PLAN OF DISTRIBUTION
Our Common Shares and shares of Series D Preferred Stock will be distributed by Diana Shipping by the declaration and issuance of a distribution to holders of Diana Shipping's common shares. The distribution is conditioned on, among other things, obtaining various regulatory and third-party consents, approvals and the effectiveness of the registration statement of which this prospectus forms a part. As of the date of this prospectus, Diana Shipping has 106,437,232 common shares outstanding. Diana Shipping may sell additional common shares and it may have a greater number of shares outstanding on the distribution record date; but we do not expect the distribution ratio to change if this occurs.
The Distribution is not being underwritten by an investment bank or otherwise. Diana Shipping will pay any fees or other expenses incurred in connection with the Distribution. We anticipate the aggregate fees and expenses in connection with the Distribution to be approximately $110,000.

ENFORCEABILITY OF CIVIL LIABILITIES AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
We have obtained directors' and officers' liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.
OceanPal Inc. is incorporated under the laws of the Republic of the Marshall Islands. Furthermore, most of our directors and officers, and experts reside outside the United States, and most of their assets are located outside the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws, or to otherwise bring original actions in foreign courts to enforce such liabilities. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Although you may bring an original or derivative action against us or our affiliates in the courts of the Republic of the Marshall Islands, and the courts of the Republic of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Republic of the Marshall Islands law, it may impracticable for you to do so. For example, the following requirements must be met for the recognition and enforceability of a foreign judgment by courts outside the United States:
Republic of the Marshall Islands
A judgment obtained in a foreign jurisdiction would be recognized unless (1) the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law; (2) the foreign court did not have personal jurisdiction over the defendant;
•
the foreign court did not have jurisdiction over the subject matter; or (4) the foreign country does not recognize or enforce judgments of any other foreign nation. In addition, a foreign judgment need not be recognized if (1) the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend; (2) the judgment was obtained by fraud; (3) the cause of action on which the judgment is based is repugnant to the public policy of the Republic of the Marshall Islands;

•
the judgment conflicts with another final and conclusive judgment; (5) the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the court; or (6) in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action. If  none of  the above grounds exist then the Republic of the Marshall Islands High Court will enforce a foreign judgment without a retrial on the merits. Further, the Republic of the Marshall Islands is a signatory to the New York Convention on Enforcement of Foreign Arbitral Awards.

EXPENSES
The following are the estimated expenses relating to the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$1,450
Legal fees and expenses	75,000
Printer fees	10,000
Accounting fees and expenses	15,000
Miscellaneous	8,550
Total	$110,000

LEGAL MATTERS
Certain legal matters in connection with the distribution of the Common Shares offered hereby, including the legality thereof, are being passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of OceanPal Inc. appearing in OceanPal Inc.'s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined carve-out financial statements of OceanPal Inc. Predecessors appearing in OceanPal Inc.'s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined carve-out financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 151 25, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants ("SOEL"), Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, relating to the securities offered by this prospectus. The term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission as described below.
Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at www.oceanpal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission's website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to "incorporate by reference" information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We incorporate by reference in this prospectus the following documents filed with the Commission pursuant to the Exchange Act:
•	Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on March 30, 2023;
•	Report on Form 6-K, furnished to the Commission on April 13, 2023;
•	Report on Form 6-K, furnished to the Commission on April 25, 2023; and
•	Report on Form 6-K, furnished to the Commission on May 4, 2023.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
Information Provided by the Company
We will furnish holders of our Common Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

OCEANPAL INC.
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PRELIMINARY PROSPECTUS
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May 11, 2023